Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SYMTX, INC.,

AAI CORPORATION,

SYMTX MERGER SUBSIDIARY, INC.

and

EOS SYMTX SELLERS’ REPRESENTATIVE, LLC,
solely in its capacity as Representative

Dated as of November 28, 2006

i

4.5	Organizational Conflicts of Interest	56

	ARTICLE V

	COVENANTS OF PARENT AND MERGER SUBSIDIARY

5.1	Employee Matters	57
5.2	Access to Information	58
5.3	Indemnification of Directors and Officers	58
5.4	WARN Act	59

	ARTICLE VI

	MUTUAL COVENANTS

6.1	Investigation and Agreement by Parent and Merger Subsidiary; No Other Representations or Warranties	59
6.2	Waiver	60
6.3	U.S. Export Controls	61
6.4	Cooperation on Tax Matters	61
6.5	Certain Taxes	61

	ARTICLE VII

	CLOSING

7.1	Closing	62
7.2	Actions to Occur at Closing	62

	ARTICLE VIII

	INDEMNIFICATION

8.1	Survival of Representations, Warranties and Agreements	64
8.2	Indemnification of the Parent Indemnified Persons	64
8.3	Indemnification of the Securityholder Indemnified Persons	65
8.4	Limitations	66
8.5	Third-Party Claims	67
8.6	Direct Claims	69
8.7	Other Claims; Mitigation	69
8.8	Exceptions for Fundamental Representations, Fraud and Tax Claims; Joint Liability of Eos Securityholders	70

	ARTICLE IX

	GENERAL PROVISIONS

9.1	Reasonable Efforts; Further Assurances	71
9.2	Amendment and Modification	71
9.3	Waiver of Compliance	71
9.4	Severability	72
9.5	Expenses and Obligations	72

9.6	Parties in Interest	72
9.7	Notices	72
9.8	Counterparts	74
9.9	Time	74
9.10	Entire Agreement	74
9.11	Public Announcements	74
9.12	Attorneys’ Fees	74
9.13	Assignment	75
9.14	Rules of Construction	75
9.15	Securityholder Liability	76
9.16	Governing Law	77
9.17	Waiver of Jury Trial	77
9.18	Consent to Jurisdiction; Venue	77

	ARTICLE X

	THE REPRESENTATIVE

10.1	Authorization of the Representative	78
10.2	Compensation; Exculpation; Indemnity	80

EXHIBITS:

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Certificate of Incorporation
Exhibit D	Form of Bylaws
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Option Surrender Agreement
Exhibit G	Form of Stockholder Written Consent
Exhibit H	Form of Mutual Release
Exhibit I	Form of Noncompetition Agreement
Exhibit J	Form of Opinion of Counsel to the Company
Exhibit K	List of Material Actions

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November    , 2006, is made by and among Symtx, Inc., a Delaware corporation (the “Company”), AAI Corporation, a Maryland corporation (“Parent”), Symtx Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Eos Symtx Sellers’ Representative, LLC, a Delaware limited liability company, solely in its capacity as Representative (as hereinafter defined).

PRELIMINARY STATEMENTS

WHEREAS, the Boards of Directors of the Company, Parent and Merger Subsidiary deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by the merger of Merger Subsidiary with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Boards of Directors of the Company, Parent (on its own behalf and as sole stockholder of Merger Subsidiary) and Merger Subsidiary have each approved and adopted this Agreement, the Merger (as hereinafter defined) and the other transactions contemplated hereby;

WHEREAS, the holders of the requisite number of shares of Common Stock (as hereinafter defined), Series A Preferred Stock (as hereinafter defined) and Series B Preferred Stock (as hereinafter defined) outstanding on the date of this Agreement shall, immediately after the execution hereof, by written consent, approve and adopt this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINED TERMS

1.1           Definitions.  The following terms shall have the following meanings in this Agreement:

“Actual Knowledge” means, with respect to the Company, the actual knowledge, without any duty of inquiry, of Leonard Gilmore, Mike Clem, Paul Hiller, Mark First and Brian D. Young.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person; provided, that none of Eos Partners, L.P., Eos Partners (Offshore), L.P., Eos Partners SBIC, L.P., Eos Partners SBIC II, L.P. or any of their Affiliates will be deemed to be Affiliates of the Company or its Subsidiaries.  For purposes of this definition, the term “control” (and correlative terms) means the possession, directly or indirectly, of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Antitrust Laws” means, collectively, (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other Applicable Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Laws” means, with respect to any Person, all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority applicable to the business or operations of such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Applicable Percentage” means:

(a)           with respect to each Stockholder, a percentage equivalent of a fraction (as set forth on the Closing Capitalization Schedule), the numerator of which is the aggregate number of Outstanding Common Shares, Converted Outstanding Series A Preferred Shares and Converted Outstanding Series B Preferred Shares held by such Stockholder and the denominator of which is the aggregate number of all Outstanding Common Shares, Converted Outstanding Series A Preferred Shares, Converted Outstanding Series B Preferred Shares and Outstanding Option Shares; and

(b)           with respect to each Optionholder, a percentage equivalent of a fraction (as set forth on the Closing Capitalization Schedule), the numerator of which is the aggregate number of Outstanding Option Shares issuable immediately prior to the Effective Time for all Options held by such Optionholder and the denominator of which is the aggregate number of all Outstanding Common Shares, Converted Outstanding Series A Preferred Shares, Converted Outstanding Series B Preferred Shares and Outstanding Option Shares.

“Bookings” means the contractually stated value, net of any applicable discounts, of all customer Contracts for products and services provided by the Surviving Corporation that were entered into and not terminated during the Earnout Period.  If a new Contract replaces or substitutes a prior Contract or series of Contracts, only the additional contractually stated value added by such Contract shall be considered part of Bookings.  Bookings shall include the contractually stated value, net of any applicable discounts, of that portion of a Contract involving the sale of products or services of Surviving Corporation made by Parent or any Affiliate of Parent, as well as the contractually stated value, net of any applicable discounts, of that portion of a Contract involving sales based primarily on the utilization of the Surviving Corporation’s Intellectual Property, know-how, expertise, products and/or services which are offered or provided to customers or prospective customers of Surviving Corporation, but shall not include the value of any sales of any products or services of Parent or any Affiliate of Parent (other than the Surviving Corporation) that are sold by or through the Surviving Corporation.  Bookings may only arise from Contracts (a) that are for the sale of products or services and (b) that are legally binding, authorized, funded and non-contingent.  Notwithstanding the foregoing, for purposes of calculating Bookings, the term “Contracts” shall include purchase orders and letters of authorization with a specific term of funding to the extent funded.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Austin, Texas, are authorized or required to be closed.

“Cash” means all cash and cash equivalents of the Company.

“Certificate” means a certificate representing Outstanding Common Shares, Outstanding Series A Preferred Shares or Outstanding Series B Preferred Shares, as the case may be.

“Closing Adjustment Amount” means an amount equal to (a) any Estimated Working Capital Surplus (not to exceed Four Hundred Thousand Dollars ($400,000)), plus (b) Estimated Cash, minus (c) Estimated Debt, minus (d) any Estimated Working Capital Deficiency.

“Closing Common Merger Consideration” means an amount (not less than zero) equal to (a) the Gross Enterprise Value, plus (b) the Closing Adjustment Amount (which amount will be subtracted if a negative number), minus (c) the Escrow Amount, minus (d) the Supplemental Escrow Amount, minus (e) the Gilmore Escrow Amount, minus (f) the Mexico Lawsuit Escrow Amount, minus (g) the Paid Company Transaction Costs, minus (h) the Employee Retention Payments paid on the Closing Date pursuant to Section 2.10(a)(v), minus (i) the aggregate amount of all Series A Liquidation Preferences and Series B Liquidation Preferences for all Outstanding Series A Preferred Shares and Outstanding Series B Preferred Shares, minus (j) the Representative Holdback.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Common Stockholders” means the holders of shares of Common Stock.

“Company Disclosure Schedule” means the disclosure letter of even date with this Agreement from the Company to Parent delivered concurrently with the execution and delivery of this Agreement.

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company or the Representative in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and any bonuses payable at Closing to the outside directors of the Company that are authorized by the Stockholders and are in an amount not to exceed Three Hundred Thousand Dollars ($300,000).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 28, 2006, by and between Jefferies Quarterdeck on behalf of the Company, and United Industrial Corporation.

“Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all consents and approvals of or notices to third parties necessary to prevent any conflict with, violation or breach of, or default under, the Contracts in effect on the date hereof or the Closing Date.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which Company is a party or which are binding upon Company, and which are in effect on the date hereof or the Closing Date (and shall include any Government Contract that has not been closed or terminated), including those listed on Company Disclosure Schedule 3.1(m).

“Converted Outstanding Series A Preferred Shares” means the aggregate number of shares of Common Stock issuable immediately prior to the Effective Time if the Outstanding Series A Preferred Shares were converted into shares of Common Stock immediately prior to the Effective Time.

“Converted Outstanding Series B Preferred Shares” means the aggregate number of shares of Common Stock issuable immediately prior to the Effective Time if the

Outstanding Series B Preferred Shares were converted into shares of Common Stock immediately prior to the Effective Time.

“Current Assets” means, as of 11:59 p.m. on the date immediately prior to the Effective Time, the sum of all current assets of the Company as determined in accordance with this Agreement and GAAP applied on a basis consistent with the preparation of the Balance Sheet; provided, however, that Current Assets shall not include, in whole or in part, (a) Cash, or (b) current and deferred income tax assets; provided, further, that Current Assets shall include current and deferred income tax assets to the extent such tax assets offset or may be applied to reduce any income tax liabilities included in Current Liabilities.

“Current Liabilities” means, as of 11:59 p.m. on the date immediately prior to the Effective Time, the sum of all current liabilities of the Company as determined in accordance with this Agreement and GAAP applied on a basis consistent with the preparation of the Balance Sheet; provided, however, that Current Liabilities shall not include, in whole or in part, (a) Company Transaction Costs paid on or before the Closing Date, including the Paid Company Transaction Costs, (b) Debt, including the current portion of Debt, accrued and unpaid interest on Debt and all premiums, penalties, fees and other amounts included in the Debt Pay-Off Amount, (c) accrued and unpaid dividends on the Preferred Stock, (d) state or federal income Tax liabilities of the Company for the 2006 calendar year that are due and payable after the Closing Date that would have otherwise been accrued on the balance sheet of the Company on the Closing Date, (e) Sales and Use Tax liabilities, (f) liabilities arising from the Alvarado Suit, or (e) the Employee Retention Payments paid on the Closing Date pursuant to Section 2.10(a)(v); provided, further, however, that Current Liabilities shall include the employer portion of any Medicare, social security or unemployment Taxes payable by the Company in respect of (i) Employee Retention Payments paid on the Closing Date and (ii) payments to Optionholders pursuant to Section 2.10(a)(vii).

“D&O Indemnification Agreements” means the following, as may be amended after the date hereof:  (a) Amended and Restated Indemnification Agreement, dated on or about the date hereof, between the Company and Leonard Gilmore, (b) Amended and Restated Indemnification Agreement, dated on or about the date hereof, between the Company and Paul Hiller, (c) Amended and Restated Indemnification Agreement, dated on or about the date hereof, between the Company and Mark First, (d) Amended and Restated Indemnification Agreement, dated on or about the date hereof, between the Company and William H. Cunningham, (e) Amended and Restated Indemnification Agreement, dated on or about the date hereof, between the Company and David Sargent, (f) Amended and Restated Indemnification Agreement, dated on or about the date hereof, between the Company and Ron Shelly, (g) Amended and Restated Indemnification Agreement, dated on or about the date hereof, between the Company and Brian D. Young and (h) Amended and Restated Indemnification Agreement, dated on or about the date hereof, between the Company and L. Dana Weaver, Jr.

“D&O Indemnified Person” means Leonard Gilmore, Paul Hiller, Mark First, William H. Cunningham, David Sargent, Ron Shelly, L. Dana Weaver, Jr. and Brian D. Young.

“DCAA” means the Defense Contract Audit Agency of the United States Government.

“Debt” means, without duplication, (a) all indebtedness of the Company for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon, and all premiums, penalties, fees and other amounts included in the Debt Pay-Off Amount; (b) all other indebtedness of the Company evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon; (c) all obligations of the Company as lessee under leases that have been recorded as capital leases in accordance with GAAP; (d) all obligations of the Company to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (e) all obligations of the Company under the Management Consulting Agreement; and (f) all obligations of the Company under each of the New York Lease and the Mexico Lease (or any agreements terminating such Contracts).

“Delegation of Authority” means the Delegation of Authority with an authorization date of the Closing Date, issued by Parent with respect to Company, a copy of which has been delivered to Company and Representative.

“Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization insurance, or other plan, program or fringe benefit plan providing benefits to any present or former employee or contractor of the Company or any member of the Aggregated Group or maintained, sponsored or contributed to by the Company or any member of the Aggregated Group.

“Employee Retention Payments” means, with respect to each employee of the Company, (a) the cash payments payable to such employee at Closing in the amount, if any, set forth opposite such Person’s name on Company Disclosure Schedule 1.1 in the column entitled “Closing Retention Payment Amount”, plus (b) the cash payments payable to such employee on the six (6) month anniversary of the Closing Date in the amount, if any, set forth opposite such Person’s name on Company Disclosure Schedule 1.1 in the column entitled “Post-Closing Retention Payment Amount”.

“Environmental Laws” means the Applicable Laws and the common law pertaining to the environment, natural resources and human health and safety, including:  (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); (b) the Emergency Planning and Community Right to Know Act, as amended; (c) the Solid Waste Disposal Act, as amended; (d) the Clean Air Act, as amended; (e) the Clean Water Act, as amended; (f) the Toxic Substances Control Act, as amended; (g) the Occupational Safety and Health Act of 1970, as amended; (h) the Oil Pollution Act of 1990, as amended; (i) the Hazardous Materials Transportation Act, as amended; and (j) comparable state laws.

“Eos Securityholder” means Eos Partners, L.P., Eos Partners (Offshore) L.P., Eos Partners SBIC, L.P., Eos Partners SBIC II, L.P. and any of their Affiliates that are Securityholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the escrow agreement in substantially the form of Exhibit A entered into on or prior to the Closing by and among Parent, the Representative and the Escrow Agent.

“Escrow Distribution” means the amount of any distribution out of the Escrow Account to the Representative for the benefit of the Securityholders.

“Excluded Contract” means any Contract (a) that (i) has no continuing performance, delivery or payment obligations (other than indemnification obligations), (ii) is more than two (2) years old and (iii) if a Government Contract, has been closed or terminated, (b) that (i) has no continuing performance, delivery or payment obligations (other than indemnification obligations), (ii) had a stated value of less than Fifty Thousand Dollars ($50,000), and (iii) if a Government Contract, has been closed or terminated, and (c) for third-party standard, generally commercially available “off the shelf” software products that (i) have an aggregate acquisition cost or licensing fee of Five Thousand Dollars ($5,000) or less or (ii) are imbedded in hardware products acquired by Company.

“Final Adjustment Amount” means an amount equal to (a) any Working Capital Surplus based on the Final Working Capital, plus (b) Final Cash, minus (c) Final Debt, minus (d) any Working Capital Deficiency based on the Final Working Capital.

“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating exports, imports or re-exports to or from the foreign country, including the export or re-export of any goods, services or technical data.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Government Bid” means any offer made by the Company prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, pricing agreement, preliminary contractual relationship relating to a prime contract or subcontract or other similar arrangement, between the Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract of a type described in clauses (a) or (b) above, on the other hand.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Gross Enterprise Value” means Thirty Four Million Three Hundred Thousand Dollars ($34,300,000).

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under or could result in the imposition of liability under, any Environmental Laws; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) PCBs or PCB-containing materials or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste, including medical wastes, regulated under any Environmental Law; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste and any natural gas, synthetic gas and any mixtures thereof; and (g) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or which could give rise to liability or responsibility under any Environmental Law or with respect to which any Environmental Laws or Governmental Authority requires environmental investigation, monitoring or remediation.

“Indemnification Claim” means a Parent Indemnification Claim or a Securityholder Indemnification Claim, as the case may be.

“Indemnified Persons” means the Parent Indemnified Persons or the Securityholder Indemnified Persons, as the case may be.

“Indemnifying Person” means Parent and Surviving Corporation, jointly and severally, in the case of any Securityholder Indemnification Claim, or the Securityholders, acting through the Representative, in the case of any Parent Indemnification Claim.

“Intellectual Property” means any of the following:  (a) U.S. and non-U.S. patents, and with respect to either, applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof; (b) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, trade names, trade dress and brand names; (c) registered and unregistered copyrights and mask works, and applications for registration of either, including, without limitation, source codes, object codes, computer software programs, modules and tools; (d) internet domain names, applications and reservations therefor, universe resource locators and the corresponding Internet sites and webpages and all intellectual property related thereto

(collectively, “Sites”); (e) trade secrets and proprietary information not otherwise listed in (a) through (d) above, including proprietary unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, know-how, formulae, methods, designs, processes, procedures, technology, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (f) any good will associated with any of the foregoing.

“Knowledge” means (a) with respect to the Company:  (i) the actual knowledge of Leonard Gilmore, Michael Clem and Paul Hiller, each an officer of the Company, after reasonable inquiry of such officer of the Company, (ii) the actual knowledge of Mark First, a director of the Company, after reasonable inquiry of such director of the Company and (iii) the actual knowledge of Brian D. Young, a director of the Company and (b) with respect to Parent:  (i) the actual knowledge of Fred Strader, James Perry, Jonathan Greenberg and Thomas Kubik, each an officer of the Parent, after reasonable inquiry of such officer of the Parent and (ii) the actual knowledge of Ed Buffington, an officer of the Company.

“Leased Real Property” means all of the real property leased by the Company.

“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

“Loan Agreements” means, collectively, the Debt documents set forth in Company Disclosure Schedule 1.2.

“Losses” means any and all claims, demands, suits, proceedings, judgments, losses, charges, Taxes, penalties, and fees, costs and expenses (including reasonable attorneys’ fees and expenses and reasonable costs of mitigation) sustained, suffered or incurred by any Indemnified Person in connection with, or related to, any matter which is the subject of indemnification under ARTICLE VIII; provided, however, that in computing the amount of any Losses for purposes of determining the liability of any Indemnifying Person under ARTICLE VIII, the amount of any Losses in the form of incidental, indirect, consequential or punitive Losses, Losses for lost profits, revenue or income, diminution in value or loss of business reputation or opportunity shall not be included in Losses for which an Indemnified Person may seek indemnification under ARTICLE VIII, other than incidental, indirect, consequential and punitive Losses actually paid to a third party that is not an Indemnified Person pursuant to an Asserted Liability.  “Losses” shall not include any increased operational costs incurred as a result of any compliance obligations agreed to in Settlement of any such matter.

“Management Consulting Agreement” means the Management Consulting Agreement, dated as of March 2, 2001, by and between the Company and Eos Management, Inc., as amended.

“Material Adverse Effect” means any change, circumstance, effect, event or fact that, individually or in the aggregate, has a material and adverse effect on (a) the business,

financial condition, assets, liabilities, prospects or results of operations of the Company and its Subsidiaries as a whole; or (b) the ability of the Company and the Securityholders to timely consummate the transaction contemplated hereby; provided, however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (i) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company operates, which in each case do not have a materially disproportionate effect on the Company; (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, which in each case do not have a materially disproportionate effect on the Company; (iii) any change in accounting requirements or principles imposed upon the Company or its business by Applicable Law or GAAP or any change in Applicable Laws, or the interpretation thereof; (iv) actions taken by Parent or any of its Affiliates; or (v) compliance with the terms of, or the taking of any action required by, this Agreement or any other Transaction Document.

“Material Contract” means:

(a)           each Contract that is executory in whole or in part, and that involves expenditures or receipts of the Company for goods or services of an amount in excess of Twenty Five Thousand Dollars ($25,000) after the date of this Agreement (an “Expenditure Material Contract”) other than purchase orders issued by the Company to purchase goods or services in the ordinary course of business;

(b)           each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other Contract affecting the ownership of, leasing of, title to or use of any (i) Leased Real Property or (ii) other property used by the Company involving payments by the Company in excess of Ten Thousand Dollars ($10,000) per year;

(c)           each joint venture, partnership or any other Contract or agreement involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(d)           each Contract containing covenants that in any way purport to restrict or prohibit the business activity of the Company or limit the freedom of the Company to engage in any line of business, own or sell assets or to compete with any Person;

(e)           each Contract with any director, officer, consultant or employee of the Company (including the Mutual Releases and the Non-Competition Agreements);

(f)            any Contract presently in effect for the license of any patent, copyright, trade secret or other proprietary information involving the payment by or to the Company in excess of Five Thousand Dollars ($5,000) per year other than Excluded Contracts;

(g)           any power of attorney;

(h)           any Contract entered into outside the ordinary course of business and presently in effect, involving payment to or obligations of in excess of Five Thousand Dollars ($5,000);

(i)            any Contract under which the Company has directly or indirectly made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of credit to customers in the ordinary course of business);

(j)            any Contract between or among the Company and (i) any of its Affiliates or (ii) any Eos Securityholder;

(k)           any sole source or exclusive supplier Contracts;

(l)            any currency or interest rate swap, collar or hedge Contract; and

(m)          the Loan Agreements and each other indenture, mortgage, promissory note, guarantee, security agreement or other Contract or commitment for Debt, the borrowing of money, for a line of credit or for any capital leases.

“Mexican Lawsuits” means (a) Lopez Alvarado et al. v. Symtx de Mexico, S. de R.L., Symmtrix, Inc. [sic] and Paul Hiller, No. 09617/i/12/2002, in the 12th Conciliation and Arbitration Labor Court in Nuevo Leon, Mexico and (b) Luna Zermeno v. Symtx de Mexico, S. de R.L., International Symtx, LLC, Symmetrix, Inc. and Mr. Paul Hiller, before the 11th Conciliation and Arbitration Labor Court (Junta Especial No. 11 de Conciliacion y Arbitraje) in Nuevo Leon, Mexico, file number 09602/i/11/2002.

“Mexico Lease” means the Lease Agreement, dated December 5, 2000, by and between Apodaca Industrial Partners III, L.P. and Symtx de Mexico, S. de R.L. de C.V., as may be amended.

“New York Lease” means the Lease Agreement, dated July 16, 1999, by and between JSJL Development Group, LLC and Symmetrix, Inc. dba Symtx (as amended by that certain Amendment to Lease Agreement, dated March 23, 2000, by and between JSJL Development Group, LLC and Symmetrix, Inc. dba Symtx; Amendment to the Lease Agreement, dated August 30, 2000, by and between JSJL Development Group, LLC and Symmetrix, Inc. dba Symtx; Second Amendment to Lease Agreement, dated October 10, 2000, by and between JSJL Development Group, LLC and Symmetrix, Inc. dba Symtx; and Revised Second Amendment to Lease Agreement, dated March 16, 2001, by and between JSJL Development Group, LLC and Symmetrix, Inc. dba Symtx).

“Options” means the collective reference to all options (vested or unvested) to purchase shares of Common Stock issued pursuant to the Stock Option Plans and any and all other options to purchase shares of Common Stock.

“Outstanding Option Shares” means the number of shares of Common Stock issuable immediately prior to the Effective Time with respect to all Outstanding Options (whether vested or unvested) held by Optionholders who have executed and delivered an Option Surrender Agreement.

“Outstanding Shares” means the Outstanding Common Shares, Outstanding Series A Preferred Shares and Outstanding Series B Preferred Shares.

“Parent Disclosure Schedule” means the disclosure letter of even date with this Agreement from Parent to the Company delivered concurrently with the execution and delivery with this Agreement.

“Parent Indemnified Persons” means (a) Parent; (b) the Surviving Corporation; (c) with respect to the Persons set forth in clauses (a) and (b), each of their respective Affiliates, assigns and successors in interest; and (d) with respect to the Persons set forth in clauses (a) through (c), each of their respective stockholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

“Pay-Off Letters” means the letters, and any updates thereto, to be sent by each of the payees under the Loan Agreements to the Company prior to Closing, which letters shall specify the aggregate amount of Debt that will be outstanding as of the Effective Time under each Loan Agreement, wire transfer information for each such payee to be paid at Closing and provisions for the termination of the underlying Debt documents and any related security interests and financing statements upon the payment of such amounts.

“Permitted Liens” means (a) statutory Liens for current Taxes either (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings, and for which adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company’s books with respect thereto, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently used, (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not interfere with the use or impair the value of such assets or the operation of the business at the facility at which such leased equipment or other personal property is located, (d) zoning, entitlement, building, business licenses, use permits or other land use regulations imposed by any Governmental Authority having jurisdiction over the real property leased or used by the Company which are not violated by the current or contemplated use and operation of such real property, (e) restrictive covenants and easements of record that do not detract in any material respect from the value of the real property leased or used by the Company and do not adversely affect, impair or interfere with the occupancy, use or marketability of such real property which they encumber for the purposes for which it is currently used by the Company in connection with its business, (f) landlords’ liens in favor of landlords under the Leases with respect to the Leased Real Property, (g) mortgages and deeds of trust, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Leased Real Property and to which the leases with respect to the Leased Real Property are subordinate and (h) Liens granted pursuant to the Security Agreement, dated as of May 22, 2003, by and between Company and Agilent Technologies, Inc.

“Person” means an individual, corporation, partnership, limited liability company, Governmental Authority, association, trust, unincorporated organization or other entity.

“Preferred Stock” means the Series A Preferred Stock and Series B Preferred Stock.

“Preferred Stockholders” means the holders of shares of Preferred Stock

“Representative” means Eos Symtx Sellers’ Representative, LLC, a Delaware limited liability company, and any successor representative appointed to act on his or its behalf.

“Sales and Use Tax” means any and all sales, use or similar Taxes imposed on the Company or for which the Company may otherwise be liable with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date, or any transaction occurring on or prior to the Closing Date, together with any charges, interest or penalties imposed thereon, but excluding any such Taxes that are not yet due and payable and are included in the calculation of Working Capital.

“Securityholder Indemnified Persons” means (a) the Securityholders; (b) each of the Securityholders’ respective Affiliates, assigns and successors in interest; and (c) with respect to the Persons set forth in clauses (a) and (b), each of their respective stockholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

“Securityholders” means, collectively, the Stockholders and the Optionholders.

“Series A Liquidation Preference” means, with respect to each Outstanding Series A Preferred Share, $0.55 plus all accrued or declared but unpaid dividends on such share to and including the Closing Date.

“Series A Preferred Stock” means the Company’s Series A Convertible Participating Preferred Stock, $0.001 par value per share to and including the Closing Date.

“Series A Preferred Stockholders” means the holders of the Series A Preferred Stock.

“Series B Liquidation Preference” means, with respect to each Outstanding Series B Preferred Share, $0.10 plus all accrued or declared but unpaid dividends on such share.

“Series B Preferred Stock” means the Company’s Series B Convertible Participating Preferred Stock, $0.001 par value per share.

“Series B Preferred Stockholders” means the holders of the Series B Preferred Stock.

“Settlement” or “Settled” means the occurrence of any of the following events (or a combination thereof):  (a) an oral or written agreement in principle on financial arrangements with the relevant Governmental Authorities; (b) a written settlement agreement with the relevant Governmental Authorities; (c) receipt of a closed file or cold comfort letter describing the government’s present intention not to pursue the matter; or (d) a court or administrative ruling constituting final action in the matter.

“Stock Option Plans” means the Symtx, Inc. 2003 Stock Incentive Plan and the Symmetrix, Inc. 2000 Stock Incentive Plan.

“Stockholders” means, collectively, the Common Stockholders and the Preferred Stockholders.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns or controls, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person).

“Taxes” means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, gross receipts, capital, excise, property, sales, use, transfer, stamp, windfall profit, social security, unemployment, disability, payroll, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority, whether disputed or not, together with any charges, interest or penalties imposed thereon.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, and each other agreement, document and instrument required to be executed in accordance herewith.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other U.S. laws and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States of America.

“Working Capital” means Current Assets minus Current Liabilities.

“Working Capital Deficiency” means the amount, if any, by which Eight Hundred Thousand Dollars ($800,000) exceeds the Working Capital as of the Effective Time; provided, however, that the Working Capital Deficiency shall not be less than zero.

“Working Capital Surplus” means the amount, if any, by which Working Capital as of the Effective Time exceeds One Million Eight Hundred Thousand Dollars ($1,800,000); provided, however, that the Working Capital Surplus shall not be less than zero.

1.2           List of Defined Terms.

Term	Defined in Section

Aggregate Cash Payments	2.10(f)
Aggregated Group	3.1(n)(ii)
Agreement	Introduction
Alvarado Suit	2.18(a)
Asserted Liability	8.5(a)
Audited 2005 Financial Statements	3.1(f)
Balance Sheet	3.1(f)(i)
Balance Sheet Date	3.1(f)(ii)
Bookings Schedule	2.14
CERCLA	1.1
CERCLIS	3.1(k)(iv)
Certificate of Incorporation	3.1(a)
Certificate of Merger	2.2
Claims Notice	8.5(a)
Closing	7.1
Closing Balance Sheet	2.11
Closing Capitalization Schedule	7.2(b)(ii)
Closing Cash	2.12(a)
Closing Debt	2.12(a)
Closing Working Capital	2.12(a)
Company	Introduction
Company Licensed IP	3.1(o)(ii)
Company Owned IP	3.1(o)
Company Permits	3.1(g)
Debt Pay-Off Amount	2.10(a)(i)
DGCL	Preliminary Statements
D&O Policies	5.3(b)
Dissenting Shares	2.8(b)
Earnout Payment	2.14
Earnout Period	2.14
Effective Time	2.2
Escrow Amount	2.15(a)
Estimated Cash	2.11
Estimated Debt	2.11
Estimated Working Capital Deficiency	2.11
Estimated Working Capital Surplus	2.11
Expenditure Material Contract	1.1
Expiration Date	8.1
FAR	3.1(gg)(vi)
Final Adjustment Deficiency	2.12(c)
Final Adjustment Surplus	2.12(c)
Final Balance Sheet	2.12(a)
Final Cash	2.12(b)

Term	Defined in Section

Final Debt	2.12(b)
Final Working Capital	2.12(b)
Financial Statements	3.1(f)(i)
Fundamental Representations	8.1(b)
Gilmore Escrow Amount	2.15(a)
Letter of Transmittal	2.10(a)(vi)
Merger	2.1
Merger Subsidiary	Introduction
Mexico Lawsuit Escrow Amount	2.15(a)
Minimum Loss	8.4(a)
Mutual Releases	3.1(ll)
Non-Competition Agreements	3.1(nn)
NPL	3.1(k)(iv)
Objection Notice	2.12(b)
Option Surrender Agreement	2.10(a)(vii)
Optionholder(s)	2.7
Outstanding Common Share(s)	2.6(b)
Outstanding Option(s)	2.7
Outstanding Series A Preferred Share(s)	2.6(d)
Outstanding Series B Preferred Share(s)	2.6(e)
Paid Company Transaction Costs	2.10(a)(iv)
Parent	Introduction
Parent Indemnification Claims	8.2
Payroll Agent	2.10(c)
Personal Property	3.1(r)
Referee	2.12(b)
Representative Holdback	2.16
Sales/Use Tax Minimum Loss	8.4(e)
Securityholder Indemnification Claim	8.3
Severance Agreement	2.17
Sites	1.1
Stockholder Written Consent	4.3
Supplemental Escrow Amount	2.15(a)
Surviving Corporation	2.1
Third Party IP	3.1(o)(iii)
Transaction Payments	3.1(dd)

ARTICLE II

THE MERGER

2.1           Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL.  Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Subsidiary shall cease.

2.2           Effective Time.  As a part of the Closing, the Company, Parent and Merger Subsidiary shall cause a Certificate of Merger in the form attached hereto as Exhibit B meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL.  The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties agree shall be specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

2.3           Effects of the Merger.  At and after the Effective Time, the effect of the Merger shall be the effects as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.4           Certificate of Incorporation and Bylaws.  The Certificate of Incorporation of the Company shall be amended in its entirety as set forth in Exhibit C as of the Effective Time and shall be the certificate of incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with Applicable Law or such certificate of incorporation.  The bylaws of the Company shall be amended in their entirety as set forth on Exhibit D as of the Effective Time and shall be the bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with Applicable Law, the certificate of incorporation of the Surviving Corporation or such bylaws.

2.5           Directors and Officers.  The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6           Conversion of Outstanding Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)           Each share of common stock, par value $0.001 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $0.001 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the sole holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b)           Each share of Common Stock outstanding immediately prior to the Effective Time (each, an “Outstanding Common Share” and collectively, the “Outstanding Common Shares”) (i) shall be converted into the right to receive the amount(s) set forth in this Agreement and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.8.

(c)           Each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(d)           Each share of Series A Preferred Stock outstanding immediately prior to the Effective Time (each, an “Outstanding Series A Preferred Share” and collectively, the “Outstanding Series A Preferred Shares”) (i) shall be converted into the right to receive the amount(s) set forth in this Agreement and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that any Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.8.

(e)           Each share of Series B Preferred Stock outstanding immediately prior to the Effective Time (each, an “Outstanding Series B Preferred Share” and collectively, the “Outstanding Series B Preferred Shares”) (i) shall be converted into the right to receive the amount(s) set forth in this Agreement, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that any Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.8.

2.7           Treatment of Options.  At least ten (10) days prior to the date hereof, the Company sent to each holder (each, an “Optionholder” and collectively, the “Optionholders”) of an Option, whether vested or unvested, outstanding as of the date hereof (each, an “Outstanding Option” and collectively, the “Outstanding Options”) an Option Surrender Agreement and related information package, the form of which has been approved by the Parent, stating that (i) each Optionholder who properly executes and delivers the Option Surrender Agreement in accordance with the terms thereof and the accompanying instructions will receive the consideration set forth in this Agreement and (ii) any Optionholder who fails to so execute and deliver the Option Surrender Agreement must exercise their vested Options and pay the exercise price payable with respect to such Options prior to the Effective Time, or their Options will terminate at the Effective Time without consideration.  The Company has taken all actions required to effectuate the foregoing.

2.8           Dissenters’ Rights.

(a)           Promptly following the execution of this Agreement, the Company shall provide each record holder of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock who shall not have voted in favor of the Merger or consented thereto in writing, with notice of such holder’s appraisal rights pursuant to Section 262 of the DGCL.  The Company shall give Parent prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company from any Stockholders, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in connection therewith.  The Company shall not, except with the prior written consent of Parent

(not to be unreasonably withheld), make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.  No later than ten (10) days following the date on which the Effective Time occurs, Parent and the Surviving Corporation shall provide notice of the Effective Time to each Stockholder who has neither voted in favor of the Merger nor consented thereto in writing and has not withdrawn or lost the right to the appraisal pursuant to Section 262 of the DGCL.

(b)           Notwithstanding any provision of this Agreement to the contrary, Outstanding Shares that are held immediately prior to the Effective Time by holders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded and perfected the right, if any, for appraisal of such Outstanding Shares in accordance with the provisions of Section 262 of the DGCL and have not withdrawn or lost such right to appraisal (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the consideration for such shares set forth in this Agreement, but the holder of such Dissenting Shares shall only be entitled to such appraisal rights as are granted by the DGCL.  If a holder of Outstanding Shares who demands appraisal of such Outstanding Shares under the DGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such Outstanding Shares, then, as of the occurrence of such withdrawal or loss, each such Outstanding Share shall be deemed to have been converted into and represent only the right to receive, in accordance with Sections 2.6 and 2.10, the consideration for such shares set forth in this Agreement, without any interest thereon.

(c)           No payment of the Closing Common Merger Consideration, Series A Liquidation Preference or Series B Liquidation Preference under this ARTICLE II shall be payable to holders of Dissenting Shares.  Any payments allocable or due to the holders of Dissenting Shares greater than what such holders would have received pursuant to this Agreement shall be deducted from the Escrow Amount and distributed to Parent by the Escrow Agent.

2.9           Closing of Transfer Books.  From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock or Preferred Stock shall thereafter be made.  From and after the Effective Time, the holders of Certificates evidencing ownership of Outstanding Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Shares, except as otherwise provided for in this Agreement or by Applicable Law.

2.10         Payments.

(a)           Closing Payments.  At the Closing, Parent shall pay or cause to be paid the following amounts:

(i)            Parent shall pay or cause to be paid to each payee under the Loan Agreements, to an account designated by such payee in writing, the amount of Debt specified in such payee’s Pay-Off Letter (collectively, the sum of such Debt amounts for all such payees being hereinafter referred to as the “Debt Pay-Off Amount”);

(ii)           Parent shall deposit or cause to be deposited the Escrow Amount, the Supplemental Escrow Amount, the Gilmore Escrow Amount and the Mexico Lawsuit Escrow Amount with the Escrow Agent;

(iii)          Parent shall pay or cause to be paid to the Representative the Representative Holdback;

(iv)          Parent shall pay or cause to be paid all Company Transaction Costs that remain outstanding as of the Closing Date to such account or accounts as are designated by the Company in accordance with Section 4.1 (collectively, the sum of such payments for all payees of Company Transaction Costs being hereinafter referred to as the “Paid Company Transaction Costs”);

(v)           Parent shall pay or cause to be paid, in a single lump sum payment, to each employee who is employed by the Company as of 5:00 p.m. on the date immediately preceding the Closing Date, the amount of the Employee Retention Payments set forth opposite such employee’s name on Company Disclosure Schedule 1.1 in the column entitled “Closing Retention Payment Amount”, net of any applicable withholding Taxes;

(vi)          Parent shall pay or cause to be paid to each Stockholder that delivers a completed and duly executed a letter of transmittal in the form attached hereto as Exhibit E (each, a “Letter of Transmittal”) and all applicable Certificates for cancellation to Parent at least two (2) Business Days prior to the Closing Date, an amount to be set forth on the Closing Capitalization Schedule equal to the sum of:

(A)          such Stockholder’s Applicable Percentage of the Closing Common Merger Consideration; plus

(B)           with respect to each such Stockholder holding Outstanding Series A Preferred Shares, the product of the Series A Liquidation Preference multiplied by the number of Outstanding Series A Preferred Shares held by such Stockholder; plus

(C)           with respect to each such Stockholder holding Outstanding Series B Preferred Shares, the product of the Series B Liquidation Preference multiplied by the number of Outstanding Series B Preferred Shares held by such Stockholder; and

(vii)         Parent shall pay or cause to be paid to each Optionholder that delivers a completed and duly executed Option Surrender Agreement in the form attached hereto as Exhibit F (each, an “Option Surrender Agreement”) to Parent prior to the Closing Date, an amount to be set forth on the Closing Capitalization Schedule equal to such Optionholder’s Applicable Percentage of the Closing Common Merger Consideration.

All of the forgoing payments shall be made by wire transfer of immediately available funds, except for those payment identified in Sections 2.10(a)(v) and (vii), which shall be delivered by Parent to Payroll Agent and distributed to such recipients by the Payroll Agent in accordance with Section 2.10(c).

(b)           Post-Closing Payments.  From and after the Closing, Parent shall promptly (and in any event within five (5) Business Days after receipt) pay or cause to be paid to each Stockholder that delivers a completed and duly executed Letter of Transmittal and all applicable Certificates for cancellation to Parent at any time on or after the Closing Date, the amount (without interest) that would have been payable to such Stockholder pursuant to Section 2.10(a)(vi) if such Stockholder had delivered such Letter of Transmittal and all applicable Certificates prior to the Closing Date.  Following the Closing, any payments (including Escrow Distributions, payments of any Final Adjustment Surplus and any Earnout Payment) to be made to the Securityholders shall be made to the Representative for the benefit of the Securityholders.

(c)           Payroll Agent.  All payments required to be made under Section 2.10(a)(v) or (a)(vii) shall be made by Parent to the Surviving Corporation’s payroll processing company, Automatic Data Processing, Inc. (the “Payroll Agent”).

(d)           Withholding.  Each of the Payroll Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to the Representative, any employee of the Company or Securityholder pursuant to this ARTICLE II any amounts the Payroll Agent, Surviving Corporation or Parent, as the case may be, is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign income Tax law.  If the Payroll Agent, Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the employee of the Company or Securityholder in respect of which the Payroll Agent, Surviving Corporation or the Parent, as the case may be, made such deduction or withholding.  No interest shall accrue or be paid on the cash payable upon the delivery of Certificates or Option Surrender Agreements.

(e)           Dissenting Share Payments.  Any amounts to be paid to a Stockholder that is attributable to a Dissenting Share shall be available to pay the fair value of such Dissenting Share for which appraisal rights are perfected pursuant to Section 262 of the DGCL.  With respect to any amounts that are attributable to a Dissenting Share, such amounts shall be withheld by Parent for distribution to the holder thereof in accordance with Sections 2.6 and 2.8 following the first to occur, with respect to such Dissenting Share, of either (i) the withdrawal or loss of the right to appraisal pursuant to Section 262 of the DGCL or (ii) the perfection of appraisal rights pursuant to Section 262 of the DGCL.

(f)            Consideration Allocation.  Notwithstanding anything to the contrary contained herein or in any other Transaction Document, on no date shall the Aggregate Cash Payments with respect to Outstanding Common Shares (including Dissenting Shares) and Outstanding Options be less than twenty percent (20%) of the total Aggregate Cash Payments on such date.  If on any date the foregoing sentence would be violated by the consideration payable to the Securityholders on such date, then all payments on and after such date shall be made as follows until the Aggregate Cash Payments payable with respect to Outstanding Common Shares and Outstanding Options would exceed twenty percent (20%) of all Aggregate Cash Payments absent this Section 2.10(f):  (a) eighty percent (80%) allocated to the holders of Outstanding Series A Preferred Shares and Outstanding Series B Preferred Shares (pro rata in accordance with the Series A Liquidation Preference and Series B Liquidation Preference of each such

Preferred Stockholder until payment in full of the Series A Liquidation Preference and Series B Liquidation Preference, and thereafter pro rata in accordance with each such Preferred Stockholder’s Applicable Percentage (excluding the Applicable Percentage of each Common Stockholder and Optionholder)) and (b) twenty percent (20%) allocated to the holders of Outstanding Common Shares and Outstanding Options (pro rata in accordance with each such Securityholder’s Applicable Percentage (excluding the Applicable Percentage of each Preferred Stockholder)).  From and after the time that the Aggregate Cash Payments payable with respect to Outstanding Common Shares and Outstanding Options would exceed twenty percent (20%) of all Aggregate Cash Payments absent Section 2.10(f), all further payments shall be made to the Securityholders pro rata in accordance with each Securityholder’s Applicable Percentage.  As used herein, “Aggregate Cash Payments” means, as of any date, the aggregate cash amounts payable pursuant to this Agreement to the Securityholders (or to the Representative on behalf of the Securityholders) on such date with respect to Outstanding Shares and Outstanding Options (assuming that all Stockholders delivered a completed and duly executed Letter of Transmittal and all applicable Certificates for cancellation at least two (2) Business Days prior to the Closing Date).  The Company shall ensure that the Closing Capitalization Schedule completely and correctly reflects such consideration allocation.  The Representative shall ensure that all payments (including Escrow Distributions, payment of any Final Adjustment Surplus and any Earnout Payment) to be made after the Closing Date to the Representative on behalf of the Securityholders, to the extent distributed to the Securityholders, shall be distributed to the Securityholders in strict accordance with such consideration allocation.

2.11         Closing Adjustment Amount.  Not more than seven (7) Business Days, but in no event less than three (3) Business Days, before the Closing Date, the Company shall deliver to Parent and the Representative an estimated balance sheet of the Company prepared as of 11:59 p.m. on the date immediately prior to the Closing Date (the “Closing Balance Sheet”), which sets forth a good faith estimate of the following:  (a) the amount of Cash (“Estimated Cash”) and Debt (“Estimated Debt”) and (b) the components of Working Capital to enable the Representative to calculate the Working Capital Surplus or Working Capital Deficiency (the “Estimated Working Capital Surplus” or “Estimated Working Capital Deficiency,” as applicable).  The Closing Balance Sheet shall be prepared by the Company in accordance with this Agreement and GAAP applied in a manner consistent with the preparation of the Audited 2005 Financial Statements.  The Parent and its representatives shall have the right to participate in the preparation of the Closing Balance Sheet, and to object to the Closing Balance Sheet if it is materially incorrect or incomplete.

2.12         Final Adjustment Amount.

(a)           As promptly as practicable after the Closing Date (but in no event later than sixty (60) days after the Closing Date), Parent shall cause the Company to prepare and deliver to the Representative a balance sheet of the Company as of 11:59 p.m. on the date immediately prior to the Closing Date (the “Final Balance Sheet”), which shall set forth the following:  (i) the amount of Cash (“Closing Cash”) and Debt (“Closing Debt”) and (ii) the components of Working Capital (“Closing Working Capital”).  The Final Balance Sheet shall be prepared in accordance with this Agreement and GAAP applied in a manner consistent with the preparation of the Audited 2005 Financial Statements.  Following the delivery of the Final Balance Sheet to the Representative, Parent and the Surviving Corporation shall afford the

Representative and its representatives the opportunity to examine the Final Balance Sheet, and such supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate.  Parent and the Surviving Corporation shall cooperate fully and promptly with the Representative and its representatives in such examination, including providing answers to questions asked by the Representative and its representatives, and Parent and the Surviving Corporation shall promptly make available to the Representative and its representatives any records under their reasonable control that are requested by the Representative and its representatives.

(b)           If within sixty (60) days following delivery of the Final Balance Sheet to the Representative, the Representative has not delivered to Parent written notice (the “Objection Notice”) of its objections to the Final Balance Sheet (such Objection Notice must contain a statement describing the basis of such objections), then Closing Cash, Closing Debt and Closing Working Capital, as applicable, as set forth in or derived from such Final Balance Sheet shall be deemed final and conclusive and shall be “Final Cash,” “Final Debt” and “Final Working Capital,” respectively.  If the Representative delivers the Objection Notice within such sixty (60)-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed fifteen (15) days from the date of delivery of the Objection Notice.  If at the end of the fifteen (15)-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to a nationally known independent accounting firm to be selected jointly by the Representative and Parent within the following five (5) days or, if the Representative and Parent are unable to mutually agree within such five (5)-day period, such accounting firm shall be PricewaterhouseCoopers (such jointly selected accounting firm or PricewaterhouseCoopers, the “Referee”).  The Referee shall determine any unresolved items of Final Cash, Final Debt and Final Working Capital within thirty (30) days after the objections that remain in dispute are submitted to it.  If any remaining objections are submitted to the Referee for resolution, (i) each party shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iii) the determination by the Referee of Final Cash, Final Debt and Final Working Capital, as set forth in a written notice delivered to both parties and the Escrow Agent by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) fifty percent (50%) of the fees and expenses of the Referee shall be paid by the Parent and the remaining fifty percent (50%) of the fees and expenses of the Referee shall be paid by the Representative out of the Representative Holdback.

(c)           To the extent that the Final Adjustment Amount exceeds the Closing Adjustment Amount, such excess (the “Final Adjustment Surplus”) shall be paid by Parent to the Representative, on behalf of the Securityholders, within five (5) days of any such determination.  To the extent that the Final Adjustment Amount is less than the Closing

Adjustment Amount, such deficiency (the “Final Adjustment Deficiency”) shall be distributed to Parent from the Escrow Account.  Parent acknowledges and agrees that, to the extent that any differences between the Closing Balance Sheet and Final Balance Sheet are included in the determination of the Final Adjustment Surplus or Final Adjustment Deficiency, then such items may not form the basis for any claims for indemnification by any Parent Indemnified Person hereunder.  For all Tax purposes, any payment under this Section 2.12(c) shall be treated by Parent, the Surviving Corporation, the Securityholders and their respective Affiliates as an adjustment to the Merger consideration payable to the Securityholders pursuant to this Agreement.  The right of Parent to receive funds from the Escrow Account shall be the sole and exclusive remedy of Parent and the Surviving Corporation in the event that the Closing Adjustment Amount is greater than the Final Adjustment Amount.

2.13         Post-Closing Employee Retention Payments.  Promptly after the date that is six (6) months after the Closing Date (but in no event later than thirty (30) days thereafter), the Surviving Corporation shall prepare and deliver to the Representative a true and correct statement of (a) the amount of all Employee Retention Payments made on or prior to the six (6) month anniversary of the Closing Date (excluding Employee Retention Payments made on the Closing Date pursuant to Section 2.10(a)(v)), and (b) the amount, if any, by which such amount is less than the amount of the accrual therefor on the Final Balance Sheet.  The amount, if any, determined by clause (b) above shall be paid by Parent to the Representative promptly (and in any event within five (5) days after the determination thereof).  For all Tax purposes, any payment under this Section 2.13 shall be treated by Parent, the Surviving Corporation, the Securityholders and their respective Affiliates as an adjustment to the Merger consideration payable to the Securityholders pursuant to this Agreement.

2.14         Earnout.  For the period from and including January 1, 2007 to and including December 31, 2007 (the “Earnout Period”), the Parent shall pay or cause to be paid to the Representative for the benefit of the Securityholders an amount to be calculated in accordance with the provisions of this Section 2.14.

(a)           Determination of Bookings.  Promptly after the necessary documentation is available (but in no event later than March 31, 2008), the Parent will deliver to Representative a schedule of the Bookings for the Earnout Period (the “Bookings Schedule”), together with reasonable supporting documentation thereof.

(b)           Review of Bookings.  The Representative shall have sixty (60) days after receiving the Bookings Schedule to review and notify Parent of its approval or disapproval of same.  The Representative and Representative’s accountants shall have reasonable access during normal business hours of the Surviving Corporation to the Bookings Schedule working papers of Surviving Corporation and Surviving Corporation’s independent accountants, in accordance with and adhering to the reasonable policy and procedures of Surviving Corporation’s independent accountants for such requests, as well as such other information to the extent reasonably required to complete their timely review of the Bookings Schedule.  Parent and the Surviving Corporation shall cooperate fully and promptly with the Representative and its representatives in such examination, including providing answers to questions asked by the Representative and its representatives, and Parent and the Surviving Corporation shall promptly make available to the Representative and its representatives any records under their reasonable control that are reasonably requested by the Representative and its representatives.  If within sixty (60) days following delivery of the Bookings Schedule to the Representative, the Representative has not delivered to Parent written notice of its objections to the Bookings Schedule (including a statement describing the basis of such objections), then Parent’s calculation of the Bookings Schedule shall be deemed final and conclusive.  If the Representative delivers an objection notice within such sixty (60) day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed fifteen (15) days from the date of delivery of such objection notice.  If at the end of the fifteen (15) day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the Referee in accordance with the procedures set forth in Section 2.12(b) and the determination of the Referee shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof.

(c)           Calculation and Payment of Earnout.  Upon the determination of the final Bookings Schedule for the Earnout Period in accordance with the procedures set forth above, the Parent shall pay or cause to be paid to the Representative an amount equal to Five Million Dollars ($5,000,000) multiplied by a fraction (i) the numerator of which is the amount of Bookings during the Earnout Period less Fifty Five Million Dollars ($55,000,000) and (ii) the denominator of which is Fifteen Million Dollars ($15,000,000) (the “Earnout Payment”); provided, that in no event shall such amount exceed Five Million Dollars ($5,000,000) or be less than Zero Dollars ($0).  Any payment made to the Representative pursuant to this Section 2.14(c) shall be made within seven (7) Business Days after determination of the final Bookings Schedule by wire transfer of immediately available funds to an account that is designated in writing by the Representative.

(d)           Separate Subsidiary.  During the Earnout Period, the Parent shall maintain sufficient records to account for all Bookings of the Surviving Corporation, and shall include in such records the Bookings from all relevant contracts of Parent and its Affiliates.  Parent shall use such records to calculate the Surviving Corporation’s Bookings, and shall include in calculating the Surviving Corporation’s Bookings (and any resulting Earnout Payment) any Bookings generated by the Surviving Corporation, and Bookings generated by Parent or Parent’s Affiliates (but only to the extent specifically provided in the definition of “Bookings”).

(e)           Earn-Out Covenants.  From and after the Closing and through the Earnout Period:  (i) the Parent shall maintain adequate records to account for the Bookings of the Surviving Corporation; (ii) the Parent, subject to the Delegation of Authority, shall cause the Surviving Corporation to operate the Surviving Corporation’s business in a manner reasonably consistent with Parent’s Standard Policies and Procedures (a copy of which is posted on the Parent’s intranet website); (iii) the Parent shall, and shall make reasonable commercial efforts to cause the Surviving Corporation to, remain in material compliance with all Applicable Laws (including but not limited to the FAR); (iv) the Parent shall refer (or cause to be referred) to the Surviving Corporation all new projects and contracts of Parent and its Subsidiaries that primarily utilize (A) the Surviving Corporation’s areas of specialized expertise or (B) the Surviving Corporation’s Intellectual Property; (v) the Parent shall maintain a reporting system that will account for the Bookings of the Surviving Corporation; (vi) the Parent shall make available to the Surviving Corporation during the Earnout Period (y) the sum of Two Hundred Sixty Two

Thousand Eight Hundred Eighty Eight Dollars ($262,888) for the Surviving Corporation to make reasonable and necessary capital expenditures (as calculated in accordance with the Company’s capitalization policy prior to Closing) during the Earnout Period and (z) normalized levels of working capital, assets and facilities; (vii) the Parent shall not cause the Surviving Corporation to reduce the number of its business development managers during the Earnout Period below the number of business development managers retained by the Company on September 1, 2006; (viii) the Parent shall cause the Surviving Corporation to structure the compensation package of such business development managers so it is, on a whole, not less favorable than the compensation package of such business development managers as of September 1, 2006; and (xi) the Parent shall not change the Surviving Corporation’s line of business during the Earnout Period in such a manner that would materially reduce the likelihood of the Company making Bookings.  From the date hereof, the Surviving Corporation shall not take any actions prior to the Earnout Period to delay what would otherwise be Bookings if they were entered into during the Earnout Period.

(f)            Sale of Surviving Corporation.  The Parent shall pay Five Million Dollars ($5,000,000) to the Representative if at any time after the Effective Time and on or prior to December 31, 2007 more than fifty percent (50%) of the voting securities or economic interests of the Surviving Corporation ceases to be owned by Parent or its Affiliates, the Surviving Corporation is otherwise no longer an Affiliate of Parent or all or substantially all of the assets of the Surviving Corporation are transferred or sold to any other Person; provided, however, that such amount shall not be due and payable to the extent that the Representative has consented in writing to such occurrence.  For the avoidance of doubt, it is the intent of the parties that a merger by Parent or United Industrial Corporation or the sale of any stock or substantially all of the assets of Parent or United Industrial Corporation shall not require a payment described in this Section 2.14(f) if at least fifty percent (50%) of the voting securities or economic interests of the Surviving Corporation continues to be owned by Parent or its Affiliates.

(g)           Delegation of Authority.  The Company and Representative acknowledge that they have received and reviewed a copy of the Delegation of Authority.  The Company and Representative acknowledge that the Delegation of Authority provides, among other things, for minimum profit thresholds with respect to Contracts and bids for Contracts of the Surviving Corporation.  Notwithstanding any other provision contained herein, the parties acknowledge and agree that after the Effective Time, the Surviving Corporation may not enter into any Contract or make any bid for any Contract that does not meet the parameters set forth in the Delegation of Authority without the express written consent of the chief executive officer of Parent.  From the date hereof until December 31, 2007, the Delegation of Authority may not be amended without the written consent of the Representative.

2.15         Escrow.

(a)           Escrow Amount.  On or prior to the Closing, the Representative, Parent and the Escrow Agent shall enter into the Escrow Agreement, subject only to the comments, if any, of the Escrow Agent as to its rights and obligations thereunder.  The sum of (i) Three Million Five Hundred Thousand Dollars ($3,500,000) (including all interest, dividends and other income earned thereon, the “Escrow Amount”), (ii) Four Hundred Thousand Dollars ($400,000) (the “Supplemental Escrow Amount”), (iii) Four Hundred Twenty Thousand Dollars

($420,000) (including all interest, dividends and other income earned thereon, the “Gilmore Escrow Amount”) and (iv) Two Hundred Thousand Dollars ($200,000) (including all interest, dividends and other income earned thereon, the “Mexico Lawsuit Escrow Amount”) shall be deposited in escrow at Closing pursuant to Section 2.10(a)(ii) and shall be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement.

(b)           Instructions to Escrow Agent.

(i)            The Representative and Parent covenant and agree to jointly instruct the Escrow Agent in writing, promptly (within five (5) Business Days) after the determination thereof, to make any disbursement required by Section 2.12(c).

(ii)           The Representative covenants and agrees that at any time (A) a distribution to Parent is required pursuant to Section 2.12(c) or (B) the Securityholders are obligated to indemnify a Parent Indemnified Person for Parent Indemnification Claims under ARTICLE VIII, if requested by Parent, the Representative shall execute and deliver to the Escrow Agent joint written instructions with Parent to release to the Parent Indemnified Person such portion of the Escrow Amount as is necessary to satisfy such obligations.

2.16         Representative Holdback.  One Million Dollars ($1,000,0000) (the “Representative Holdback”) shall be paid at Closing pursuant to Section 2.10(a)(iii) to the Representative, and shall be held, used and disbursed by or at the direction of the Representative pursuant to the Representative Agreement, dated as of the date hereof, among the Representative and certain of the Stockholders.

2.17         Gilmore Escrow Amount.  If Mr. Leonard Gilmore becomes entitled to or is reasonably expected to become entitled to severance payments pursuant to Section 3 of the Executive Severance Agreement, effective as of April 16, 2006, as amended the date hereof (the “Severance Agreement”), between the Company and Mr. Gilmore after the date that is one hundred eighty (180) days after the Closing Date and on or prior to the date that is eighteen (18) months from the Closing Date, then Parent shall promptly send a notice to such effect to the Representative and the Escrow Agent.  If Parent does not send such a notice on or prior to the date that is eighteen (18) months after the Closing Date, Parent and the Representative will promptly (within five (5) Business Days) jointly instruct the Escrow Agent to make an Escrow Distribution of the entire Gilmore Escrow Amount to the Representative for the benefit of the Securityholders.  If Parent sends such a notice and Mr. Gilmore is entitled to severance payments under Section 3 of the Severance Agreement after the date that is one hundred eighty (180) days after the Closing Date and on or prior to the date that is eighteen (18) months from the Closing Date, then Parent and the Representative will promptly (within five (5) Business Days) jointly instruct the Escrow Agent to make a distribution of the entire Gilmore Escrow Amount to Parent; provided, however, that if the value of the aggregate payments made by Surviving Corporation to Leonard Gilmore pursuant to Section 3 of the Severance Agreement is less than the Gilmore Escrow Amount distributed to Parent, Parent shall promptly pay such difference to Representative for the benefit of the Securityholders.  Each of Parent and the Representative agree to execute and deliver joint written instructions to the Escrow Agent to give effect to the distributions set forth in this Section 2.17.  Notwithstanding anything to the contrary contained in this Agreement or the Escrow Agreement, the Gilmore Escrow Amount shall not be available to satisfy any other obligations of any party to this Agreement, except as expressly set forth in this Section 2.17.

2.18         Mexico Lawsuit Escrow Amount.  At or prior to the Closing, the Company shall change the name of Symtx de Mexico, S.A. de C.V. so that it does not reference “Symtx” or any Affiliate of the Company or Parent, and shall transfer all of its ownership interests in such entity to a third party or parties, and such transferee(s) shall indemnify Company for all losses arising from or related to such entity.  The Mexico Lawsuit Escrow Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement until the earlier to occur of the following, and then shall be distributed as follows:

(a)           If the Mexican Lawsuit entitled Lopez Alvarado et al. v. Symtx de Mexico, S.A. de C.V., International Symtx, LLC, Symmtrix, Inc. and Mr. Paul Hiller, before the 12th Conciliation and Arbitration Labor Court (Junta Especial No. 12 de Conciliacion y Arbitraje) in Nuevo Leon, Mexico, file number 09617/i/12/2002 (the “Alvarado Suit”) is forfeited or dismissed or prescribed as the result of the failure of the plaintiffs to take action within the required time period for the applicable statute of limitations, and the Representative or the Surviving Corporation obtains an opinion of local counsel confirming the forfeiture or dismissal or prescription of the Alvarado Suit (with both the identity of the counsel and the contents of the opinion being reasonably acceptable to Parent), then Parent and the Representative will promptly (within five (5) Business Days) jointly instruct the Escrow Agent to make a distribution of the entire Mexico Lawsuit Escrow Amount to the Representative for the benefit of the Securityholders;

(b)           If all claims against the Surviving Corporation brought in the Alvarado Suit are released pursuant to a settlement among all of the plaintiffs in the Alvarado Suit and the Surviving Corporation, then Parent and the Representative will promptly (within five (5) Business Days) jointly instruct the Escrow Agent to make distributions from the Mexico Lawsuit Escrow Amount (i) to Parent of the amount of all Losses of Parent and Surviving Corporation related to the Alvarado Suit and its settlement, and (ii) to the Representative on behalf of the Securityholders, the remaining amount, if any, of the Mexico Lawsuit Escrow Amount; and

(c)           If the judgment entered in the Alvarado Lawsuit is paid or otherwise satisfied in full, then Parent and the Representative will promptly (within five (5) Business Days) jointly instruct the Escrow Agent to make distributions from the Mexico Lawsuit Escrow Amount (i) to Parent of the amount of all Losses of Parent and Surviving Corporation related to the Alvarado Suit and the payment or satisfaction of its judgment, and (ii) to the Representative on behalf of the Securityholders, the remaining amount, if any, of the Mexico Lawsuit Escrow Amount.

Any action or claim by the plaintiffs made with respect to the Alvarado Suit, and any settlement thereof, shall be treated as a third party claim pursuant to Section 8.5.   If Parent can make a claim for Losses under both this Section 2.18 and ARTICLE VIII, Parent agrees to have any such Losses satisfied pursuant to the terms of this Section 2.18.  Each of Parent and the Representative agree to execute and deliver joint written instructions to the Escrow Agent to give effect to the distributions set forth in this Section 2.18.  Notwithstanding anything to the contrary contained in this Agreement or the Escrow Agreement, unless otherwise agreed to by Parent and the Representative in writing, the Mexico Lawsuit Escrow Amount shall not be available to satisfy any other obligations of any party to this Agreement, except as expressly set forth in this Section 2.18.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company.  As of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), the Company represents and warrants to Parent and the Merger Subsidiary as follows:

(a)           Good Standing and Other Matters.  The Company is validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation, in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Material Adverse Effect.  Company Disclosure Schedule 3.1(a) contains a true and correct list of the jurisdictions in which the Company is qualified or registered to do business as a foreign corporation.  Copies of (i) the certificate of incorporation of the Company, including all amendments from the date of incorporation (the “Certificate of Incorporation”), (ii) the bylaws and minute books of the Company (containing the records of meetings of the stockholders and the board of directors), and (iii) the stock certificate books, stock transfer books and similar records of the Company have been made available for review by Parent and are true, correct and complete in all material respects.

(b)           Capitalization of the Company.  As of the date of this Agreement, the authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock, 14,589,552 shares of which are designated as Series A Preferred Stock, and 12,500,001 shares of which are designated as Series B Preferred Stock.  As of the date of this Agreement, (i) 53,486,820.5 shares of Common Stock are issued and outstanding; (ii) 14,589,552 shares of Series A Preferred Stock are issued and outstanding; and (iii) 12,500,001 shares of Series B Preferred Stock are issued and outstanding.  No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote are issued or outstanding.  All outstanding shares of Common Stock and Preferred Stock (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are held, to the Actual Knowledge of the Company, by their respective stockholders free and clear of any Liens and defects of title whatsoever, (iii) were issued on the date and are held of record by the Persons as set forth on Company Disclosure Schedule 3.1(b), (iv) were not issued in violation of the preemptive rights of any Person or any Contract, Applicable Law (including federal and state securities laws) or judgment, decree or order of any Governmental Authority by which the Company at the time of issuance was bound, and (v) are not subject to preemptive rights created by statute, the Certificate of Incorporation or bylaws of the Company or any agreement to which the Company is a party or is otherwise bound.  Except as set forth above or as set forth on Company Disclosure Schedule 3.1(b) or 3.1(c) as of the date of this Agreement, and except as set forth above or stated on the Closing Capitalization Schedule, on the Closing Date, (i) there are no outstanding shares of capital stock or other voting securities of the Company; (ii) there are no outstanding securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; (iii) there are no outstanding options, warrants, calls, rights, commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement; (iv) there are no outstanding contracts or other agreements of the Company, and to the Actual Knowledge of Company, any Stockholder or any other Person, to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company, or securities or obligations of any kind convertible into any shares of the capital stock of the Company; (v) except for dividends accrued with respect to the Preferred Stock in accordance with the Certificate of Incorporation, there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company; (vi) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company; and (vii) there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company to which the Company, and to the Actual Knowledge of Company, any Stockholder or any other Person, is a party.  The Conversion Price (as defined in the Certificate of Incorporation) of each share of Preferred Stock is $0.10.  Since the issuance of any share of Preferred Stock, the Company has not taken any action, and no event has occurred, that could result in or has resulted in an adjustment of the Conversion Price of any share of Preferred Stock.  The Closing Capitalization Schedule shall be true, correct and complete as of the Closing Date.  The provisions of Section 2.10(f) comply in all respects with, and satisfies (and will satisfy) all obligations of the Company under, the Consideration Allocation Agreement, dated as of May 15, 2006, among the Company and certain Stockholders.

(c)           Options.  As of the date of this Agreement, there are 22,357,876 shares of Common Stock reserved for issuance under the Stock Option Plans of the Company.  Of those shares reserved for issuance, as of the date of this Agreement 11,360,500 shares are subject to outstanding Options and 10,447,376 shares are reserved for future grants.  As of the date of this Agreement, Company Disclosure Schedule 3.1(c) sets forth a true and complete list of the outstanding Options, listing thereon the respective vesting schedules and exercise prices.  Except as set forth on Company Disclosure Schedule 3.1(c), all of the Options were issued pursuant to or are subject to the terms of the Stock Option Plans, and none of the Options are incentive stock options.  The Company never adopted the Symtx, Inc. 2002 Stock Option Plan, and no options were ever granted by the Company under such plan.  The cancellation and termination of all of the Options pursuant to this Agreement is in accordance with the terms and conditions of the Stock Option Plans and any other relevant option agreement or plan and no further action, other than that contemplated in this Agreement, shall be required for the cancellation and termination of the Options.  All of the Options have been granted with an exercise price per share no lower than the “fair market value” (as defined in the applicable plan) of one share of Common Stock on the date of grant.  On the Closing Date, all Options that have not been previously exercised shall be terminated, void and of no further effect or consequence.  At least ten (10) days prior to the date hereof, Company delivered to each Optionholder an Option Surrender Agreement and related information package, the form of which had previously been approved by the Parent.

(d)           Authority.  At a meeting duly called and held on November 20, 2006, the board of directors of the Company (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Stockholders, (ii) approved this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended that this Agreement and the transactions contemplated hereby be approved and adopted by the Stockholders.  The Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  Upon the receipt of the consent of the Stockholders, as contemplated in the Recitals to this Agreement, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein or therein will have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement and each of the other Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming that this Agreement and the other Transaction Documents to which the Company is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).  The information contained in the cover letter to the Option Surrender Agreement and in the information package sent to the Stockholders pursuant to Section 4.4 (other than the information concerning Parent and Merger Subsidiary) is true and accurate.

(e)           No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Company of the transactions contemplated herein and therein will not, (i) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws of the Company; (ii) except for Excluded Contracts and the Contracts set forth on, or incorporated by reference into, Company Disclosure Schedule 3.1(e), violate, conflict with, require the Consent of any Person (other than a Governmental Authority) or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any such Contract; (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any respect any Applicable Law binding upon the Company or by which or to which a portion of the Company’s assets is bound; (iv) result in the imposition or creation of any Lien on any asset or capital stock of the Company.  No Consent of any Governmental Authority is required by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the other

Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated herein or therein (including the Merger), except for (i) the filing of a Certificate of Merger with the Secretary of State of Delaware, (ii) notification requirements to Stockholders pursuant to the DGCL, (iii) the consent of the Stockholders as provided in the Certificate of Incorporation, and (iv) such other Consents, the failure of which to be obtained or made would not be reasonably likely to have a Material Adverse Effect.  Neither Company nor any of its agents, employees or representatives has issued any press release or made any public statement with respect to this Agreement or the transactions contemplated hereby.

(f)            Financial Statements; Absence of Certain Changes or Events.

(i)            Attached as Company Disclosure Schedule 3.1(f)(i) are (A) the audited consolidated balance sheet of the Company as of December 31, 2004, together with the audited consolidated statement of income, cash flows and stockholders’ equity of the Company for the year then ended, and the related notes thereto, accompanied by the reports thereon of Ernst & Young LLP, independent public accountants, (B) the audited consolidated balance sheet of the Company as of December 31, 2005, together with the audited consolidated statement of income, cash flows and stockholders’ equity of the Company for the year then ended, and the related notes thereto, accompanied by the reports thereon of BDO Seidman, LLP, independent public accountants (the “Audited 2005 Financial Statements”), and (C) the unaudited consolidated balance sheet of the Company as of October 31, 2006 (the “Balance Sheet”), together with the related unaudited consolidated statements of income, cash flows and stockholders’ equity of the Company for the nine (9)-month period then ended, certified by the chief financial officer or controller of the Company (such audited and unaudited financial statements collectively being referred to herein as the “Financial Statements”).  The Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain all notes required by GAAP and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of the operations of the Company for the respective periods indicated.  Except as described in the Financial Statements, there have been no changes in accounting polices (including revenue recognition policies), practices or procedures of the Company since December 31, 2004.

(ii)           Except as set forth on Company Disclosure Schedule 3.1(f)(ii), there is no liability, contingent or otherwise, of the Company that is not reflected or reserved against in the Balance Sheet, other than liabilities that are either (A) liabilities incurred in the ordinary course of business and consistent with past practices of the Company since October 31, 2006 (the “Balance Sheet Date”); (B) contingent immaterial liabilities incurred in the ordinary course of business and consistent with past practices of the Company after the Balance Sheet Date other than claims, investigations or litigation;  or (C) Company Transaction Costs that will be paid on or before the Closing Date.

(iii)          Except as set forth on Company Disclosure Schedule 3.1(f)(iii),on the Closing Date there shall be no liability, contingent or otherwise, of the Company that is not reflected or reserved against in the Closing Balance Sheet, other than (A) Company Transaction

Costs that will be paid on the Closing Date and (B) contingent immaterial liabilities incurred in the ordinary course of business and consistent with past practices of the Company after the date hereof other than claims, investigations or litigation.

(iv)          Except as set forth on Company Disclosure Schedule 3.1(f)(iv), since the Balance Sheet Date and prior to the execution of this Agreement, the Company has conducted its business in accordance with the historical and customary operating practices relating to the conduct of its business and there has not been:  (A) any material adverse change, or events which could reasonably be expected to result in a materially adverse change, in the assets, liabilities, business, financial condition or results of operations of the Company, (B) any damage, destruction, loss or casualty to material property or material assets of the Company or (C) any action taken of the type described in Exhibit K hereto

(v)           Except as set forth on Company Disclosure Schedule 3.1(f)(v), from December 31, 2004 and through the Balance Sheet Date, there has not been any action taken of the type described in Sections (d), (i), (j), (k), (m), (n), (o), (p), (t), (u), (w) and (aa) of Exhibit K hereto, or any authorization, commitment or agreement to take any of the foregoing actions.

(vi)          The accounts payable of the Company are properly reflected on the Financial Statements and Closing Balance Sheet arose from bona fide transactions with unaffiliated third parties in the ordinary course of business consistent with past practice.  Each financial transaction is properly and accurately recorded on the books and records of the Company, and each document upon which entries in the Company’s books and records are based is complete and accurate in all respects.

(g)           Compliance with Applicable Laws.  Except as set forth on Company Disclosure Schedule 3.1(g), the Company (i) has complied with, is in compliance with and has operated its business and maintained its assets in compliance with all Applicable Laws, and (ii) holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the “Company Permits”).  Except as set forth on Company Disclosure Schedule 3.1(g), the Company is in compliance with the terms of the Company Permits.  Except as set forth on Company Disclosure Schedule 3.1(g), no investigation or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened.  For purposes of this Section 3.1(g), the term “Applicable Laws,” as used in clause (i) above, shall not include any Environmental Laws, any Applicable Laws relating to Taxes or the subject matters of Sections 3.1(h), (k), (l) or (n).  The Company is not a party to or, to the Knowledge of the Company, bound by any order, judgment, decree or injunction of any Governmental Authority.

(h)           Absence of Litigation.  Except as set forth on Company Disclosure Schedule 3.1(h), there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Company, threatened against the Company by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to the Company pending or, to the Knowledge of the Company, threatened by or before any arbitrator or any Governmental Authority.

(i)            Owned Real Property.  The Company does not own or have any interest in any Real Property, other than interests in the Leased Real Property.

(j)            Leased Real Property.  Set forth on Company Disclosure Schedule 3.1(j) is a list of all Leased Real Property.  The Company has a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Permitted Liens.  Each lease set forth on Company Disclosure Schedule 3.1(j) is a valid and binding obligation of the Company and is in full force and effect.  Except as otherwise set forth on Company Disclosure Schedule 3.1(j), (i) neither the Company nor, to the Knowledge of the Company, any other party, is in default under any lease set forth on Company Disclosure Schedule 3.1(j), and (ii) there is no condemnation proceedings pending, or to the Knowledge of the Company threatened, as to any Leased Real Property.  The Leased Real Property constitutes all of the real property required to conduct the business of the Company as currently conducted.  To the Knowledge of the Company, no portion of the Leased Real Property, or any of the buildings and improvements located thereon, violates any law, rule, regulation, ordinance or statute, including those relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control.

(k)           Environmental Matters.  Except as otherwise set forth on Company Disclosure Schedule 3.1(k):

(i)            The Company has complied with all applicable Environmental Laws.

(ii)           No judicial or administrative proceedings or investigations are pending or, to the Knowledge of the Company, threatened, against the Company alleging the violation of any applicable Environmental Laws or alleging potential liability or responsibility under any applicable Environmental Law and no written notice from any Governmental Authority or any private or public Person has been received by the Company claiming any violation by the Company of any applicable Environmental Laws or alleging potential liability or responsibility under any applicable Environmental Law, or requiring any remediation, clean-up, modification, repairs, work, construction, monitoring, alterations or installations that are necessary to comply with any applicable Environmental Laws and that have not been resolved.

(iii)          All permits, registrations, licenses and authorizations required to be obtained or filed by the Company under any applicable Environmental Laws in connection with the Company’s operations, including those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances or the emission or discharge of storm water or waste water or air emissions, have been duly obtained or filed, and the Company is in compliance with the terms and conditions of all such permits, registrations, licenses and authorizations.

(iv)          The Company has not received any written notification from any source advising the Company that (A) it is a potentially responsible party or has liability under CERCLA or any other applicable Environmental Laws, (B) any Leased Real Property is identified or proposed for listing as a federal National Priorities List (“NPL”) (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability

Information System (“CERCLIS”) (or state-equivalent) site or (C) any facility to which it currently transports or otherwise arranges for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

(v)           Company Disclosure Schedule 3.1(k)(v) lists all environmental audits and reports relating to the Company’s or its predecessors’ past or current properties, facilities or operations in the Company’s possession, or of which the Company has Knowledge, concerning the Leased Real Property.  The Company has provided Parent true and complete copies of all environmental audits, reports and other environmental documents relating to the Company’s or its predecessors’ past or current properties, facilities or operations in the Company’s possession, or of which the Company has Knowledge, concerning the Leased Real Property.

(vi)          To the Knowledge of the Company, none of the following exists at any Leased Real Property:  (A) underground storage tanks, (B) asbestos containing material in any friable and damaged form or condition, (C) materials or equipment containing polychlorinated biphenyls, (D) landfills, surface impoundments, or disposal areas, or (E) soil or ground water contamination in excess of applicable Federal or state clean-up levels.

(l)            Taxes.  Except as set forth on Company Disclosure Schedule 3.1(l):

(i)            (A) All Tax Returns which are required to be filed by the Company have been filed; (B) all such Tax Returns are true, correct and complete; (C) all Taxes of the Company which are due have been paid in full; and (D) all withholding Tax requirements imposed on or with respect to the Company have been satisfied in full.

(ii)           There is not in force (A) any extension of time with respect to the due date for the filing of any Tax Return by the Company or (B) any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company.

(iii)          No outstanding claim, assessment or deficiency against the Company for any Taxes has been asserted in writing by any Governmental Authority.

(iv)          There is no existing Tax sharing agreement that may or will require that any payment be made by or to the Company on or after the Effective Time.

(v)           There is no contract, agreement, plan or arrangement covering any Person that, individually in the aggregate, as a consequence of the transactions contemplated by this Agreement or otherwise, could give rise to the payment of any amount (or the accelerated vesting of any amount) that would not be deductible by the Company by reason of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

(vi)          No federal, state, local or foreign audits or other administrative proceedings, discussions or court proceedings are presently in progress or pending with regard to any Taxes or Tax Returns of the Company.

(vii)         The Company is not liable for (A) Taxes of any predecessor or (B) Taxes of any other Person (except for the Company) as a result of transferee liability, joint and several liability, contractual liability, or otherwise.

(viii)        The Company for any taxable year not closed by the applicable statute of limitations has not entered into a transaction that is a “reportable transaction” (irrespective of the effective date) within the meaning of Treasury Regulation Section 301.6011-4(b).

(ix)           No claim has ever been made against the Company by an authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(x)            The Company is not and has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company).

(m)          Material Contracts.  Set forth on, or incorporated by reference into, Company Disclosure Schedule 3.1(m) is a true, correct and complete list, as of the date hereof, of all Material Contracts to which the Company is a party or by which the Company or is otherwise bound.  A true, correct and complete copy of each Material Contract has been furnished or made available to Parent or its representatives.  All of the Material Contracts are legal, valid, binding and enforceable against the Company and the other parties thereto, in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by court-appointed equitable principals.  The Company is not in breach of or in default under any Material Contract, or any indemnity provision of any other Contract, except for (i) immaterial failures to meet project design specifications in the ordinary course of business that do not involve defaults and (ii) as set forth on Company Disclosure Schedule 3.1(m).  There has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a breach of, or default under, any Material Contract by the Company or, to the Knowledge of the Company, any other party, except as set forth on Company Disclosure Schedule 3.1(m).

(n)           ERISA Compliance; Labor.

(i)            Set forth on Company Disclosure Schedule 3.1(n)(i) is a list of all Employee Benefit Plans and all former Employee Benefit Plans with respect to which the Company could have a current or future liability or obligation (with the current plans noted as such);

(ii)           Neither the Company nor any other entity required to be aggregated with the Company under Section 414(b), 414(c), 414(m) or 414(o) of the Code (the “Aggregated Group”) sponsors, and neither the Company nor any member of the Aggregated Group has sponsored within the six (6) year period preceding the Closing, (A) a “defined benefit plan,” as such term is defined in Section 3(35) of ERISA or (B) an Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code;

(iii)          Except as set forth on Company Disclosure Schedule 3.1(n)(iii), no Employee Benefit Plan provides benefits, including, without limitation, medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or applicable state continuation coverage rules;

(iv)          No “prohibited transaction,” as such term is described in Section 4975 of the Code, has occurred with respect to any of the Employee Benefit Plans that would subject the Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(v)           Neither the Company nor any member of the Aggregated Group is contributing to, has contributed to, or has been obligated to contribute to any “multi-employer plan,” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA;

(vi)          Except as set forth on Company Disclosure Schedule 3.1(n)(vi), there exists no condition that would subject the Company or any member of the Aggregated Group to any liability under the terms of the Employee Benefit Plans or Applicable Laws other than any payment of benefits in the normal course of plan operation;

(vii)         Except as set forth on Company Disclosure Schedule 3.1(n)(vii), each Employee Benefit Plan intended to comply with the requirements of Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code and nothing has occurred since the date of that letter that could adversely effect the qualification of such Employee Benefit Plan (or the tax-exempt status of the related trust);

(viii)        True, correct and complete copies of each of the Employee Benefit Plans and all related trust documents, insurance contracts and other funding agreements which implement each Employee Benefit Plan, and favorable determination letters, if applicable, have been made available to Parent or its representatives for review, along with the three (3) most recent reports filed on Form 5500, if required to be filed, copies of material correspondence with all Governmental Authorities and the most recent summary plan description with respect to each Employee Benefit Plan.  Except as set forth on Company Disclosure Schedule 3.1(n)(viii), all reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to Governmental Authorities or plan participants or beneficiaries have been filed or furnished in accordance with Applicable Laws in a timely manner;

(ix)           Except as set forth on Company Disclosure Schedule 3.1(n)(ix), each Employee Benefit Plan complies in form and in operation with Applicable Laws.  Except as set forth on Company Disclosure Schedule 3.1(n)(ix), there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans;

(x)            Each Employee Benefit Plan may be amended, terminated, modified or otherwise revised by the Company, as provided in the Employee Benefit Plan, other than benefits protected under Section 411(d) of the Code, on and after the Effective Time, without further liability to the Company (excluding ordinary administrative expenses and routine claims for benefits);

(xi)           All contributions or premiums required to be made by the Company under the terms of each Employee Benefit Plan or by Applicable Laws have been made in a timely fashion in accordance with Applicable Laws and the terms of the Employee Benefit Plan;

(xii)          Except as set forth on Company Disclosure Schedule 3.1(n)(xii), the Company does not have any ongoing or anticipated obligation with respect to each terminated Employee Benefit Plan;

(xiii)         Neither the Company nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of any Employee Benefit Plan or the trusts or other funding media relating thereto;

(xiv)        Except as set forth on Company Disclosure Schedule 3.1(n)(xiv), the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby will not (A) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company to severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer;

(xv)         Except as set forth on Company Disclosure Schedule 3.1(n)(xv), the Company does not maintain an Employee Benefit Plan or other arrangement that is subject to Section 409A of the Code, and each Employee Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code since January 1, 2005;

(xvi)        Except as set forth on Company Disclosure Schedule 3.1(n)(xvi), the Company does not engage individuals through leasing or employment agencies and no consultant or individual engaged by the Company through a leasing or temporary agency is covered by or entitled to benefits under any Employee Benefit Plan;

(xvii)       the Company has taken all actions necessary to terminate its 401(k) plan effective no later than immediately prior to the Effective Time;

(xviii)      Except as set forth on Company Disclosure Schedule 3.1(n)(xvii), (A) the Company is not a party to any collective bargaining agreement, the Company’s employees have not been, and currently are not, represented by a labor organization or union (nor is there any attempt to organize or establish such a union), and no labor strike, lock-out, slowdown or work stoppage is or within the past two (2) years has been, pending or, to the Knowledge of the Company, threatened against the Company; (B) Company Disclosure Schedule 3.1(n)(xvii) contains a list of (1) all employment contracts written or not to which the Company is a party or otherwise subject, and (2) all promised pay increases, increases in benefits, promotions made by or assumed by the Company; and (C) the Company (1) is not engaged in any unfair labor practices, does not have any unfair labor practice charges or complaints before the National Labor Relations Board or other Governmental Authority pending or, to the Knowledge of the Company, threatened against it or (2) has no written notice of any investigations, charges, complaints, arbitrations or proceedings pending or, to the Knowledge of the Company, threatened against it before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices, and (3) has maintained and currently maintains adequate insurance as required by Applicable Law with respect to workers’ compensation claims and unemployment benefits claims, and has paid or accrued all current assessments under workers’ compensation legislation, and has not been subject to any special or penalty assessment under such legislation which has not been paid;

(xix)         Leonard Gilmore’s annual base salary is not more than Two Hundred Ten Thousand and Two Dollars ($210,002);

(xx)          L. Dana Weaver, Jr. is not an employee or director of the Company, and Company has provided Parent with true and correct copies of all Contracts with Mr. Weaver concerning his termination as an employee and director of the Company and any severance or other payments payable to Mr. Weaver at or after Closing;

(xxi)         There is no Symtx 2006 Bonus Plan; and

(xxii)        The Payroll Agent is the Company’s payroll processing company.

(o)           Intellectual Property.

(i)            Company Intellectual Property.  Company Disclosure Schedule 3.1(o)(i) lists (A) all issued patents and pending patent applications, registered trademarks and service marks and applications for registration of any trademark or service mark, and registered copyrights domain names owned by the Company, and provides for each: application or registration number and jurisdiction where registered, and (B) all other Intellectual Property owned by the Company, (together “Company Owned IP”) except that:  (1) copyrights that are not the subject of a registration or application therefor and are not material to the business of the Company are not listed, and (2) trade secrets, proprietary inventions, invention disclosures, moral and economic rights of authors and inventors, confidential information, technical data, customer lists, know-how, formulae, methods, designs, processes, procedures, technology, databases, data collections and other proprietary information, in each case to the extent not otherwise listed in (A) above are not listed; however, for the avoidance of doubt, the definition of “Company Owned IP” includes such items, even if not listed on the schedule.

(ii)           The Company as Licensor.  Company Disclosure Schedule 3.1(o)(ii) lists each item of Intellectual Property that the Company licenses as licensor, together with the identity of the licensee and the license agreement, listed by date, with respect to each such item (“Company Licensed IP”) except that Excluded Contracts, minor modifications to software and technical data made available to Company by any Governmental Authority and modified under any federal government contract and nondisclosure agreements to the extent they do not include an explicit license are not listed; however, for the avoidance of doubt, the definition of “Company Licensed IP” includes such items, even if not listed on the schedule.

(iii)          The Company as Licensee.  Company Disclosure Schedule 3.1(o)(iii) lists each license or other agreement by which the Company has obtained rights under any Intellectual Property, together with the identity of the licensor, the Intellectual Property licensed and any royalties, fees or other recurring payments made under such license (“Third Party IP”) except that:  (A) Intellectual Property of any third party to which Company has access under any Government Contract as Government furnished equipment is not listed, (B) items included in the definition of Intellectual Property above, shall be listed only if they are of a nature that reasonably allows for the listing thereof and are material to the business of the Company; (C) rights to use Intellectual Property of a third party embedded in any tangible commercial items purchased by the Company need not be listed; and (D) Excluded Contracts need not be listed; however, for the avoidance of doubt, the definition of “Third Party IP” includes such items, even if not listed on the schedule.

(iv)          Sufficiency; No Violation.  The Company Owned IP and the Third Party IP includes all Intellectual Property rights owned by the Company, or used in the business as it is conducted as of the date of this Agreement (including, but not limited to, all necessary rights to install and use Third Party IP on computers owned, leased or used by the Company), and constitutes all of the rights necessary to operate the business as it is conducted as of the date of this Agreement.  The Company has not, and does not in the conduct of the Company’s business operations violate, infringe, misappropriate, or misuse any Intellectual Property rights of any third party.  Except as listed on Company Disclosure Schedule 3.1(o)(iv), all Company Owned IP is owned free and clear of any Liens other than Permitted Liens, without obligation to pay any royalty or any other fees with respect to the exercise of any rights of ownership, and is useable and operational as used by the Company in the ordinary course of business as it is conducted as of the date of this Agreement.

(v)           Status of Licenses; No Violation.  To the extent the Company uses any Intellectual Property under a license, the Company is not in default of any such license, and no notice of a default of such license has been sent or received by the Company that remains uncured, and the execution, delivery, or performance of the Company’s obligations under this Agreement and the other Transaction Documents will not result in any such default.  Each such license agreement is a legal, valid, and binding obligation of the Company and the relevant other parties thereto.  Each such license agreement is enforceable in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and remedies generally.

(vi)          Claims Received by the Company.  There are no claims against or brought by the Company concerning the Company Owned IP or Third Party IP, and Company has not received notice of any such claim, nor has Knowledge of any threatened claim, concerning the Company Owned IP or Third Party IP.  There are no third party claims pending or asserted, that:  (A) challenge the right of the Company to use, distribute, modify, license, or permit others to use any Company Owned IP or allege any violation, infringement, misuse, or misappropriation by the Company or indicate that the failure to take a license would result in any such claim, or (B) challenge the ownership rights of the Company in any Company Owned IP or assert any opposition, interference, invalidity, termination, abandonment, unenforceability, or other infirmity of any Company Owned IP.

(vii)         Claims Made by the Company.  The Company has made no claim, and there are no events or circumstances that could give rise to or serve as a legitimate basis for a claim, of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company) of its rights to, or in connection with, any Company Owned IP.  Except as listed on Company Disclosure Schedule 3.1(o)(vii), the Company has entered into no agreement to indemnify any other Person against any charge of infringement of any Company Owned IP other than as part of end-user or customer licenses to Company Owned IP made in the ordinary course of business.

(viii)        No Consultants or Contractors as Developers.  Each employee, consultant and contractor who developed or assisted in the creation or development of the Company Owned IP has entered into an agreement assigning rights to the creation or development to the Company.  No employee who entered into such agreements with the Company excluded as part of that agreement any inventions, improvements, or works of authorship which were not developed independently from the Company, from the property of the Company or declared that such items are not “works made for hire”.  No royalties, license fees, honorarium or other similar fees are required to be paid to any employee of Company for Company’s use of Company Owned IP or Third Party IP.

(ix)           Confidentiality Agreements.  The Company has entered into confidentiality agreements with all employees of the Company, and all employees who participated in the Company’s development of any Company Owned IP. The agreements include provisions that protect and preserve the confidentiality of all the Company’s trade secrets and other proprietary and confidential information, including know how, source codes, customer information, schematics, discoveries, formulae, improvements, processes, ideas, and sensitive business information, and confidential information of Company’s customers, vendors and suppliers, and the Company has not authorized or permitted any former employee to disclose, use, copy, publish or summarize any such information or remove from the Company’s premises any such information after termination of such employee’s employment.  All disclosure of such information to, and use by, any third party (other than (A) to regulators, accountants and counsel, in each instance acting in their professional capacities, or (B) pursuant to an applicable Order) has been pursuant to the terms of a written confidentiality agreement between such third party and the Company.  The Company has neither breached any agreements of non-disclosure or confidentiality nor is it currently alleged or claimed to have done so.  The Company has taken reasonable precautions and steps to protect the secrecy, confidentiality, and value of all of its trade secrets.

(x)            Government Compliance.  The Company Owned IP has been developed solely at the Company’s expense, without development costs being allocated to any Contract with any Governmental Authority, and has been appropriately marked to preserve the Company’s rights, and to grant only restricted or limited rights, when delivered under any Government Contract.  Except with respect to Excluded Contracts and the licenses set forth on Company Disclosure Schedule 3.1(o)(ii), no Governmental Authority, nor any other Person has rights of ownership or license to, or may claim rights of ownership or license to the Company Owned IP.

(xi)           Sites.  Company Disclosure Schedule 3.1(o)(xi) lists all registered domain names owned by the Company, setting forth the registrar with whom each is registered, the contact name for each registration, and the renewal date for each.  The Company has complied with all terms of use, privacy statements and other applicable legal requirements with respect to any information posted to or collected through the Sites.

(p)           Broker’s Commissions.  Except as set forth on Company Disclosure Schedule 3.1(p), neither the Company nor any of its Affiliates or Securityholders has, directly or indirectly, entered into any agreement with any Person that would obligate Parent or the Company to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

(q)           Affiliate Transactions.  Except as set forth on Company Disclosure Schedule 3.1(q), no Preferred Stockholder, officer or director of the Company, or any spouse, parent, sibling or lineal descendant of any such officer or director, or to the Knowledge of the Company, any entity in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) in, and no Affiliate of any of the foregoing or any current or former Affiliate of the Company has any interest in:  (i) any Contract, arrangement or understanding with, or relating to, the Company or the properties or assets of the Company; (ii) any loan, arrangement, understanding, agreement or Contract for or relating to the Company or the properties or assets of the Company; (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company; or (iv) the ownership of, directly or indirectly, any interest in (excepting less than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company’s business.  Company Disclosure Schedule 3.1(q) also sets forth a complete list of all accounts, notes and other receivables and accounts payable (i) owed to the Company by any Affiliate, any Eos Securityholder or, to the Knowledge of the Company, any of Affiliate of any Eos Securityholder or (ii) due from the Company to any Affiliate of the Company, any Eos Securityholder or any Affiliate of any Eos Securityholder.  All notes receivable of the Company owing by any Securityholder, director, officer or employee of the Company have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date.

(r)            Personal Property.  Company Disclosure Schedule 3.1(r) sets forth a true and correct list of all tangible personal property and assets owned or leased by the Company (the “Personal Property”) having a value in excess of Five Thousand Dollars ($5,000), other than inventory.  Except as set forth on Company Disclosure Schedule 3.1(r), the Company has good and valid record and marketable title to, or a valid leasehold interest in, the Personal Property, free and clear of all Liens other than Permitted Liens.  On the Closing Date, all Personal Property will be free and clear of all Liens other than Permitted Liens.  Except as set forth on Company Disclosure Schedule 3.1(r), all Personal Property is in good operating condition and free from defects that materially impair its use, has been maintained in accordance with customary practice, is usable in the regular and ordinary course of business of the Company, subject to normal wear and tear, and conforms to the requirements of all Applicable Laws and is not in need of maintenance or repair except for ordinary routine maintenance and repairs (which shall not exceed Five Thousand Dollars ($5,000) per item per year).  Except as set forth on Company Disclosure Schedule 3.1(r), all Personal Property owned or leased by the Company and used in the business of the Company is in the possession of the Company.  Except as set forth on Company Disclosure Schedule 3.1(r), no Person other than the Company owns any Personal Property situated on the premises of the Company that is necessary to the operation of the Company’s business.

(s)           Sufficiency of Assets.  The Leased Real Property and the Personal Property, together with the Company Owned IP and the Third Party IP, constitute, and on the Closing Date shall constitute, all of the assets that are necessary to permit Parent to operate the business from and after the Closing Date in substantially the same manner as such operations have heretofore been conducted by the Company.

(t)            Accounts Receivable.  The accounts receivable of the Company listed on the Balance Sheet are valid receivables arising in the ordinary course of business consistent with past practice subject to no setoffs or counter-claims, but subject to appropriate reserves in respect thereof, which are reflected in the Balance Sheet.  At Closing, all accounts receivable of the Company reflected in the Closing Balance Sheet will be valid receivables arising in the ordinary course of business consistent with past practice subject to no setoff or counterclaims, but subject to any reserves reflected in the Closing Balance Sheet and adjustments made in accordance with the past practice of the Company.

(u)           Directors, Officers and Employees.  Company Disclosure Schedule 3.1(u) contains a true and complete list of all of the directors, elected officers and employees of the Company, specifying their position and salary.  The Company has not received a claim from any Governmental Authority to the effect that the Company has improperly classified any employee as an independent contractor.  Other than as listed on Company Disclosure Schedule 3.1(u), the Company has not made any written or verbal commitments to any of its officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance, change in control or similar matters in connection with the transactions contemplated hereunder. Except as indicated on Company Disclosure Schedule 3.1(u), all officers and employees of the Company are active on the date hereof.

(v)           Insurance.  Company Disclosure Schedule 3.1(v) sets forth a true and correct list of all insurance policies and bonds with respect to which the Company is a named insured, specifying the insurer, amount of and nature of coverage (including a description of whether such policies are “claims made” or “occurrence based” policies), the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid.  All premiums payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms and conditions of all such policies and bonds.  Except as set forth on Company Disclosure Schedule 3.1(v), there are no pending claims against such insurance policies as to which insurers have denied liability and there exist no claims that have not been timely submitted by the Company to the related insurers.

Other than as listed on Company Disclosure Schedule 3.1(v), the Company is not required to maintain pursuant to any Contract or otherwise, and does not maintain, insurance with respect to the inventory of any customer in the Company’s possession.  All insurance policies and bonds with respect to the Company’s business are in full force and effect and the Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years.  Except as set forth in Company Disclosure Schedule 3.1(v), no insurer under any such policy has cancelled or generally disclaimed liability or indicated any intent to do so or not renew any such policy.

(w)          Customer and Supplier Relations.  No act or omission of the Company, or to the Knowledge of the Company any other event, has occurred that would materially and adversely affect its relations with any of its material customers.  Except as set forth in Company Disclosure Schedule 3.1(w), no customer (or former customer) that is material to the business of the Company during the last twelve (12) months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate its contract, or materially decreased its usage of the Company’s services or products.  The Company has not received any notice to the effect that any customer or supplier may terminate or materially alter its business relations with the Company, either as a result of the Merger or otherwise.  Company Disclosure Schedule 3.1(w) sets forth a list of the ten (10) largest customers of the Company for the year ended December 31, 2005, based on and listing the dollar volume (rounded to the nearest One Thousand Dollars ($1,000)) and the ten (10) largest suppliers of the Company for the year ended December 31, 2005, based on and listing the gross sales (rounded to the nearest One Thousand Dollars ($1,000)).

(x)            Bank Accounts.  Company Disclosure Schedule 3.1(x) lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company.  Company Disclosure Schedule 3.1(x) lists all restrictions or limitations as to withdrawal of the cash in such accounts, and whether any of such accounts are not demand deposit accounts.

(y)           Securities Laws.  Each share of capital stock of the Company currently outstanding or at any time issued by the Company has been issued in compliance in all respects with the requirements of the Securities Act of 1933, as amended, any other applicable federal or state securities or blue-sky laws and any other Applicable Law.  The Company is not and has not ever been, subject to the reporting obligations of Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

(z)            Ethical Practices.  The Company and its officers, directors, employees or agents and, to the Knowledge of the Company, its subsidiaries, affiliates, teaming agreement partners, distributors and consultants, have not offered, paid, promised to pay or authorized the offer, promise or payment, directly or indirectly through any other party, of any monies or anything of value to (i) any Person employed by or acting for or on behalf of any customer, whether private or governmental, or (ii) any government official or employee or any political party or candidate for political office, for the purpose of inducing or rewarding any favorable action in any commercial transaction or in any governmental matter related to the Company.  “Knowledge,” for purposes of this Section 3.1(z) includes the reckless disregard of information that should have alerted one to the probability of an improper payment.

(aa)         Internal Controls.  The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) the Company maintains no off the book accounts and that the Company’s assets are used only in accordance with the Company’s management directives; (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iv) access to the assets of the Company is permitted only in accordance with management’s authorization; (v) the reporting of assets of the Company is compared with existing assets at regular intervals; and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(bb)         Export Control Laws.  Except as set forth in Company Disclosure Schedule 3.1(bb):

(i)            the Company has not, within the last five (5) years, violated any applicable U.S. Export and Import Laws, been the subject of any claims, inquiries, complaints, charges, investigations or proceedings involving or in any way related to any applicable U.S. Export and Import Laws, been subject to any civil or criminal penalties involving a violation of any applicable U.S. Export or Import Laws, nor made a voluntary disclosure with respect to any violation of such laws.  To the Knowledge of the Company, there are no investigations, claims, charges or proceedings threatened between the Company and the U.S. Government under any applicable U.S. Export and Import Laws;

(ii)           the Company has been and is in compliance with all applicable Foreign Export and Import Laws, and there are no claims, complaints, charges, investigations or proceedings pending or, to the Knowledge of the Company, threatened between the Company and a foreign government under any Foreign Export and Import Laws;

(iii)          the Company has in prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of the Company’s business;

(iv)          the Company has made available to Parent true and complete copies of all issued and pending import and export licenses, agreements and/or approvals required to be amended, assumed or transferred as a result of, or in connection with, the transactions contemplated hereby;

(v)           the Company does not currently maintain, nor has it at any time in the past maintained, employees or assets of any kind in any jurisdiction outside of the U.S.; and

(vi)          the Company has at all times been in compliance with all Applicable Laws relating to trade embargoes and sanctions, and no product, service or financing provided by the Company, without explicit approval from the U.S. Government during the last five years, has been, directly or indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other country or Person against whom the U.S. maintains economic sanctions or an arms embargo.

(cc)         Security Clearances.  Company Disclosure Schedule 3.1(cc) sets forth a true and complete list of all facility security clearances held by the Company and all personnel security clearances held by any director, officer or employee of the Company.  The clearances set forth on Company Disclosure Schedule 3.1(cc) are all of the facility and personnel security clearances necessary to conduct the business of the Company as currently conducted.

(dd)         Transaction Payments.  Company Disclosure Schedule 3.1(dd) sets forth a true, correct and complete list of all payments payable by the Company to any Person arising from or as a result of the consummation of the transactions contemplated by this Agreement, including (i) any severance or bonus plan payment, (ii) any payment of deferred compensation, (iii) any change in control payment, or (iv) any similar payment (“Transaction Payments”), including the amount of each such payment, the party to whom such payment is or will become due, and, to the extent determinable, the date or dates on which such payments become due.  As of the Closing, there shall be no outstanding or unsatisfied Transaction Payments except for Employee Retention Payments becoming due and payable after the Closing.  This Agreement and the consummation of the Merger shall not violate the Consideration Allocation Agreement, dated May 15, 2006, by and among Company, the preferred stockholders of Company, Leonard Gilmore, Paul Hiller and Judith Hiller, and the Company has no liability under such agreement.

(ee)         Powers of Attorney.  Except as set forth on Company Disclosure Schedule 3.1(ee), there are no outstanding powers of attorney executed on behalf of the Company.

(ff)           Debt.  Except as described on Company Disclosure Schedule 3.1(ff), the Company does not have any Debt outstanding.  Complete and correct copies of all instruments (including all amendments, supplements, waivers, certificates and consents) relating to any Debt of the Company have been furnished to Parent.   Except as described on Company Disclosure Schedule 3.1(ff), the Company is not a guarantor or is otherwise liable for any indebtedness or obligation (including indebtedness for borrowed money) of any other Person.

(gg)         Government Contracts.

(i)            Company Disclosure Schedule 3.1(gg)(i) lists all Government Contracts (except for task orders pursuant to Government Contracts), and with respect to each such listed Government Contract, Company Disclosure Schedule 3.1(gg)(i) accurately lists:  (A) the contract name; (B) the award date; (C) the customer; (D) the anticipated contract end date; and (E) as applicable, whether the current Government Contract is premised on the Company’s small business status, small disadvantaged business status, protégé status, or other preferential status.

(ii)           Company Disclosure Schedule 3.1(gg)(ii) lists the Company’s current project charge codes, and with respect to each such charge code, Company Disclosure

Schedule 3.1(gg)(ii) accurately lists:  (A) the customer; (B) the customer’s contract number corresponding to the charge code; (C) the customer’s order number; (D) the Company’s internal project charge code number; (E) the corresponding project name; (F) the end date; (G) inception to July 31, 2006 funding; and (H) inception to July 31, 2006 revenue.  Company Disclosure Schedule 3.1(gg)(ii) also indicates the basis for billing with respect to the charge codes that represent fixed price task orders.

(iii)          Company Disclosure Schedule 3.1(gg)(iii) lists all Government Bids, including formal task order bids under current Government Contracts submitted by the Company and for which no award has been made, and with respect to each such Government Bid, Company Disclosure Schedule 3.1(gg)(iii) accurately lists:  (A) the customer agency and title; (B) the request for proposal (RFP) number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number; (C) the date of proposal submission; (D) to the Knowledge of the Company, the expected award date, if known; and (E) except for Government Bids for task orders, whether such Government Bid is premised on the Company’s small business, small disadvantaged status, or other preferential status.  The Company has made available to Parent true and complete copies of all Government Contracts (except for task orders pursuant to such Government Contracts) and of all Government Bids and provided access to Parent to true and correct copies of all documentation related thereto requested by Parent.

(iv)          Company Disclosure Schedule 3.1(gg)(iv) lists all task orders related to products or services that have not been completed by the Company, and in each instance references the Government Contract to which each such task order relates

(v)           Except as set forth on Company Disclosure Schedule 3.1(gg)(v), (A) other than immaterial disputes in the ordinary course of business that do not involve defaults, there are no cost, schedule, technical, quality or other default or dispute problems (or any other adverse contract formation or administration issue, including defaults or disputes) under a Government Contract that could reasonably result in claims, reductions in payment, or other legal actions against the Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (B) there are no Government Contracts pursuant to which the Company is, to the Knowledge of the Company, reasonably likely in the near future to experience cost, schedule, technical, quality or other default or dispute problems (or any other adverse contract formation or administration issue, including defaults or disputes) that could reasonably result in claims against the Company  (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (C) all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (D) the Government Contracts are not currently the subject of bid or award protest proceedings and, to the Knowledge of the Company, no such Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; and (E) no Person has notified the Company that any Governmental Authority intends to seek the Company’s agreement to lower rates under any of the Government Contracts or Government Bids, including, but not limited to, any task order under any Government Bids

(vi)          Except as set forth on Company Disclosure Schedule 3.1(gg)(vi):  (A) the Company has fully complied with all terms and conditions of each Government Contract and Government Bid to which it is a party; (B) the Company has complied with all statutory and regulatory requirements, including but not limited to the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations (“FAR”) and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Bids, (C) the representations, certifications, and warranties made by the Company with respect to the Government Contracts or Government Bids were accurate as of their effective date, and the Company has fully complied with all such certifications; (D) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Bid, and no event, condition or omission has occurred or exists that would constitute grounds for such action; (E) no past performance evaluation received by the Company with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; and (F) no money due to the Company pertaining to any Government Contract or Government Bid has been withheld or set-off, or is reasonably likely to be withheld or set-off.

(vii)         Except as set forth in Company Disclosure Schedule 3.1(gg)(vii), with respect to the Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified the Company of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to affect payments under Government Contracts or adversely affect the award of Government Contracts (whether pursuant to a Government Bid or otherwise) to the Company in the future.

(viii)        The Company has not taken any action, and is not a party to any litigation, that could reasonably be expected to give rise to (A) liability under the False Claims Act or any other law barring fraud in procurement, (B) a claim for price adjustment under the Truth in Negotiations Act, or (C) any other request for a reduction in the price of any Government Contract, including, but not limited to, claims based on actual or alleged defective pricing.  The Company is not participating in any pending claim and, to the Knowledge of the Company, has no interest in any potential claim under the Contract Disputes Act (or otherwise) against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(ix)           Except as set forth on Company Disclosure Schedule 3.1(gg)(ix), (A) the Company has not received any contractually specified show cause, cure, default or similar notice relating to any Government Contracts; (B) no Government Contract has been terminated for default in the past three (3) years; and (C) the Company has not received any notice during the past three (3) years terminating any Government Contract for convenience or indicating an intent to terminate any Government Contract for convenience.

(x)            Except as set forth on Company Disclosure Schedule 3.1(gg)(x), since December 31, 2000, the Company has not received any notice of any outstanding claims or contract disputes brought by third parties to which the Company is or reasonably may be named as a party (A) relating to the Government Contracts or Government Bids and involving either a Governmental Authority, any prime contractor, any higher tier subcontractor, vendor or any third party; or (B) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(xi)           The Company has never been and is not now, suspended, debarred or proposed for suspension or debarment under FAR or under any analogous Applicable Law of any Governmental Authority.  No suspension or debarment actions with respect to Government Contracts have been commenced, or to the Knowledge of the Company, threatened against the Company or any of its officers or employees.  There is no valid basis for the Company’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Authority.

(xii)          To the Knowledge of the Company, no negative determination of responsibility has been issued against the Company during the past three (3) years with respect to any quotation, bid or proposal for a Government Contract.

(xiii)         The Company has not undergone and is not undergoing any audit, review, inspection, investigation, survey or examination of records (other than in the ordinary course of business) by any Governmental Authority, including, without limitation, the General Accounting Office, the DCAA, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney), relating to any Government Contract.  The Company has not received notice of and the Company has not undergone any investigation or review relating to any Government Contract, other than in the ordinary course of business.  To the Knowledge of the Company, no such audit, review, inspection, investigation, survey or examination of records is threatened.  All audits, reviews, inspections, investigations, surveys or examinations of records relating to Government Contracts, including those in the ordinary course of business, are described in Company Disclosure Schedule 3.1(gg)(xiii), and, except as noted in such Schedule, none of those audits, reviews, inspections, investigations surveys or examinations of records relating to Government Contracts has revealed any fact, occurrence or practice which could reasonably be expected to have a Material Adverse Effect on the Company.

(xiv)        During the last five (5) years, the Company has not made any voluntary disclosure in writing to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(xv)         The Company has not received any notice, actual or constructive, that any of the Company’s directors, officers, employees, consultants, agents or representatives is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company.  The Company has not received notice of any and there is no pending investigation of any Company director, officer, employee, consultant, agent or representative, nor within the last five (5) years has there been any audit or investigation of any of the foregoing relating to the business of the Company resulting in an adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(xvi)        All indirect and general and administrative (G&A) expense rates are being billed consistent with Defense Contract Audit Agency-approved rates or provisional rates, to the extent the DCAA has approved such rates.

(xvii)       The Company is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (Feb. 28, 2006), and any supplements, amendments or revised editions thereof.

(xviii)      The Company has undertaken no internal audit of any events or omissions that, at the time of the audit, the Company reasonably expected to have a Material Adverse Effect on performance of a Government Contract or Government Bid or a Material Adverse Effect on the Company as a whole.  All Government Bids by the Company were submitted in the ordinary course of business of the Company.  All Government Bids were based on assumptions believed by the management of the Company to be reasonable, informed by management’s reasonable expectation, at the time of bidding, that the contracts awarded as a result of such bids would result in a net profit to the Company.

(xix)         Except as set forth on Company Disclosure Schedule 3.1(gg)(xix), to the Knowledge of the Company, no Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding Twenty Five Thousand Dollars ($25,000).  No payment has been made by the Company or by a Person acting on the Company’s behalf, to any Person (other than to any bona fide employee or agent of the Company, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws.  The Company is not party to any “forward pricing” rate agreements.

(xx)          Except as set forth on Company Disclosure Schedule 3.1(gg)(xx), the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise

(xxi)         Except as set forth on Company Disclosure Schedule 3.1(gg)(xxi), the Company has reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts for the years prior to December 31, 2005, and those years are closed.

(xxii)        Except as set forth on Company Disclosure Schedule 3.1(gg)(xxii), as of the date hereof, no personal property, equipment or fixtures were loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government.

(xxiii)       There are (A) no written claims, or, to the Knowledge of the Company, claims threatened in writing, existing against the Company with respect to warranties or guarantees contained in any Contracts on products or services provided by the Company; (B) no such claims have been made, or to the Company’s Knowledge threatened, against the Company in the past five (5) years; and (C) no amendment has been made to any warranty or guarantee contained in any Contract that would reasonably be expected to result in a Material Adverse Effect on the Company.

(xxiv)       The Company’s Direct Contract Costs and Indirect Costs billed to customers prior to the Effective Time are fully allowable and are not subject to any government disallowance of any kind, including, without limitation, pursuant to any existing or future Defense Contract Audit Agency incurred cost audit of the Company

(xxv)        The representations and warranties made in this Section 3.1(gg) are made subject to the limitations on disclosure contained in the National Industrial Security Program Operating Manual (NISPOM), DoD 5220.22-M (Feb. 28, 2006).

(hh)         Backlog.  Company Disclosure Schedule 3.1(hh) sets forth, with respect to each “fixed price” and “cost plus” Government Contract having unfilled backlog, the backlog of the Company thereunder, the name of the customer and a brief description of the products and services to be provided.  All the Government Contracts constituting the backlog of the Company (i) were entered into in the ordinary course of business and based upon assumptions believed by management of the Company to be reasonable and (ii) subject to such assumptions being fulfilled, would be capable of performance in accordance with the terms and conditions of each such Government Contract by the Company.  For purposes of this Section 3.1(hh), backlog represents products or services that the Company’s customers have committed by funded, non-contingent contract to purchase from the Company, but the Company has not yet delivered.

(ii)           Organizational Conflicts of Interest.  The Company performs no activities under Government Contracts, and has no relationships with any other Person, that constitutes prior to the Effective Time an actual or potential “organizational conflict of interest” as defined in the FAR.

(jj)           Subsidiaries.  Except as set forth on Company Disclosure Schedule 3.1(jj), the Company does not currently own, nor has the Company owned within the five year period preceding the date of this Agreement, directly or indirectly, beneficially or of record, any capital stock or other equities, securities or interests in any other Person, or any options, warrants, rights, calls, purchase rights, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of any other Person.  Company Disclosure Schedule 3.1(jj) sets forth the names and ownership interests of all Persons other than Company that have an ownership interest in a Subsidiary of the Company.  On the Closing Date the Company shall not have any Subsidiary or own any equity interests in any Person.

(kk)         Officer Resignations.  Each of the officers of the Company has tendered to the Company a valid, enforceable and irrevocable resignation letter in form and substance reasonably acceptable to Parent, such resignation to be effective at the Effective Time.  A true and correct copy of such resignations have been delivered to Parent.

(ll)           Director Resignation/Mutual Releases.  The Company has entered a valid, enforceable and irrevocable resignation and mutual release with each D&O Indemnified Person in the form attached hereto as Exhibit H (collectively, the “Mutual Releases”).  The Mutual Releases shall be effective at the Effective Time.  A true and correct copy of the Mutual Releases have been delivered to Parent.

(mm)       Stockholder Releases.  Paul Hiller, Judith Hiller, Leonard Gilmore and each Eos Securityholder have each entered into and not opted out of an unrevised release of the Company pursuant to their respective Letter of Transmittal, which is valid, enforceable, irrevocable and effective at the Effective Time.  A true and correct copy of such Letters of Transmittal have been delivered to Parent.

(nn)         Non-Competition Agreements.  Each of Paul Hiller and Leonard Gilmore have entered into a Non-Competition Agreement with the Company in the form attached hereto as Exhibit I (collectively, the “Non-Competition Agreements”), each of which is valid, enforceable, irrevocable and effective at the Effective Time.  A true and correct copy of such Non-Competition Agreements have been delivered to Parent.

(oo)         D&O Indemnification Agreements.  Each of the D&O Indemnification Agreements shall be effective at the Effective Time.  A true and correct copy of the D&O Indemnification Agreements have been delivered to Parent.

(pp)         Disclosure.  To the Knowledge of Company, no representation, warranty or covenant made by the Company in this Agreement or any of the Transaction Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, taken as a whole, not misleading.  Prior to the execution of this Agreement, the Company has made available to Parent true and complete copies of all Material Contracts, documents evidencing any of the Intellectual Property, and all security agreements and other instruments creating or imposing any Lien on the Personal Property of the Company, and any other documents or instruments identified or referred to in the Company Disclosure Schedule.

3.2           Representations and Warranties of Parent and Merger Subsidiary.  As of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), Parent and Merger Subsidiary jointly and severally, represent and warrant to the Company and the Securityholders as follows:

(a)           Organization Good Standing and Other Matters.  Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated in this Agreement.  Parent directly owns all of the issued and outstanding capital stock of Merger Subsidiary.  A true, correct and complete copy of the certificate of incorporation and bylaws of Parent and Merger Subsidiary, as in effect on the date of this Agreement, has been furnished to the Representative.

(b)           Authority.  Each of Parent and Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate or stockholder action on the part of each of Parent and Merger Subsidiary.  No other proceedings on the part of Parent and Merger Subsidiary are necessary to authorize this Agreement and the other Transaction Documents to which Parent and Merger Subsidiary is a party, to perform the obligations of Parent and Merger Subsidiary hereunder and thereunder or for Parent and Merger Subsidiary to consummate the transactions contemplated herein and therein.  This Agreement and the other Transaction Documents to which Parent and Merger Subsidiary is or will be a party have been, or upon execution and delivery will be, duly and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of each of Parent and Merger Subsidiary that is a party thereto, enforceable against each of Parent and Merger Subsidiary in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c)           No Conflict; Required Filings and Consents.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to which either is a party do not, and consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of the certificate of incorporation or bylaws of Parent or Merger Subsidiary; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any material portion of its respective assets is bound; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon Parent or Merger Subsidiary or by which it or any material portion of its respective assets is bound, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not interfere with the ability of Parent to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.  No Consent of any Governmental Authority or any other Person is required by or with respect to Parent in connection with the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement and the other Transaction Documents to which either of them is a party or the consummation of the transactions contemplated herein and therein, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, and (ii) such Consents, the failure of which to obtain would not interfere with the ability of Parent or Merger Subsidiary to perform its respective obligations under this Agreement and the other Transaction Documents to which either of them is or will be a party.

(d)           Litigation.  As of the date of this Agreement, there is no action, suit or judicial or administrative proceeding pending or, to the Knowledge of Parent or Merger Subsidiary, threatened against Parent or Merger Subsidiary relating to the transactions contemplated by this Agreement or which, if adversely determined, would materially adversely affect the ability of Parent or Merger Subsidiary to perform its obligations and agreements under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein.

(e)           Brokers or Finders.  Neither Parent, Merger Subsidiary nor any Affiliate of either of them has, directly or indirectly, entered into any agreement with any Person that would obligate the Company or any Securityholder to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

(f)            Financing.  Parent has cash available or has existing borrowing facilities that together are sufficient to enable it to make the payments contemplated hereunder and to consummate the transactions contemplated hereby and by each Transaction Document.

(g)           Solvency; Surviving Corporation After the Merger.  Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.  At and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

3.3           Representations and Warranties of Representative.  As of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), Representative represents and warrants to the Parent and Merger Subsidiary as follows:

(a)           Organization Good Standing and Other Matters.  Representative is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not materially impair the ability of Representative to consummate the transactions contemplated in this Agreement.  A true, correct and complete copy of the certificate of formation and operating agreement of Representative, as in effect on the date of this Agreement, has been furnished to the Parent.

(b)           Authority.  Representative has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Representative and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary company action on the part of Representative.  No other proceedings on the part of Representative are necessary to authorize this Agreement and the other Transaction Documents to which Representative is a party, to perform the obligations of Representative hereunder and thereunder or for Representative to consummate the transactions contemplated herein and therein.  This Agreement and the other Transaction Documents to which Representative is or will be a party have been, or upon execution and delivery will be, duly and validly executed and delivered by Representative and, assuming that this Agreement and the other such Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Representative, enforceable against Representative in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c)           No Conflict; Required Filings and Consents.  The execution, delivery and performance by Representative of this Agreement and the other Transaction Documents to which it is a party do not, and consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of the certificate of formation or operating agreement of Representative; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any contract, agreement, or other instrument or obligation to which Representative is a party or by which Representative or any material portion of its assets is bound; or (iii) violate any Applicable Law binding upon Representative or by which it or any material portion of its assets is bound, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not interfere with the ability of Representative to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.  No Consent of any Governmental Authority or any other Person is required by or with respect to Representative in connection with the execution, delivery and performance by Representative of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated herein and therein.  Neither Representative nor any of its agents, employees or representatives has issued any press release or made any public statement with respect to this Agreement or the transactions contemplated hereby.

(d)           Litigation.  There is no action, suit or judicial or administrative proceeding pending or, to the actual knowledge of Representative, threatened against Representative relating to the transactions contemplated by this Agreement or which, if adversely determined, would materially adversely affect the ability of Representative to perform its obligations and agreements under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein.

ARTICLE IV

COVENANTS OF THE COMPANY

4.1           Company Transaction Costs.  No later than one (1) Business Day prior to the Closing Date, the Company shall provide to Parent the amount, in the aggregate, of all Company Transaction Costs that are to be paid or caused to be paid by Parent at Closing and shall provide Parent with a certificate setting forth (a) the identity of each Person that is to be paid at Closing; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person (which shall be provided two (2) Business Days prior to the Closing Date).

4.2           Pay-Off Letters.  No later than two (2) Business Days prior to the Closing Date, the Company shall cause the lenders under the Loan Agreements to prepare and deliver to the Company and Parent the Pay-Off Letters, which Pay-Off Letters shall be updated, as necessary, on the Closing Date to specify the aggregate amount of Debt outstanding as of immediately prior to the Closing.

4.3           Stockholder Written Consent.  Immediately following the execution and delivery of this Agreement by the Company, the Company shall obtain the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to an Action by Written Consent, in the form attached hereto as Exhibit G (the “Stockholder Written Consent”), signed by Stockholders who hold at least (a) sixty six and two thirds percent (66⅔%) of the outstanding shares of Preferred Stock voting together and not as separate classes, and (b) a majority of the outstanding shares of  Preferred Stock and a majority of the outstanding shares of Common Stock voting together and not as separate classes on an as-converted to Common Stock basis, pursuant to and in strict accordance with the applicable provisions of the DGCL and the Company’s Certificate of Incorporation and bylaws.  Within three (3) Business Days of the date hereof, the Stockholder Written Consent shall be delivered to the principal place of business of the Company, and the Company shall deliver a copy of the Stockholder Written Consent to all Stockholders that did not sign the Stockholder Written Consent to the extent required by the DGCL.

4.4           Communications With Securityholders.  The Company shall promptly send a information package to each Stockholder explaining in detail the proposed Merger and any dissenters’ rights and summarizing the terms of this Agreement, the Escrow Agreement and any other relevant Transaction Document, all in a form reasonably acceptable to Parent.  Such information package shall include a fairness opinion from a qualified independent third party.  The Company shall provide to Parent copies of all documents or literature that the Company intends to distribute to any Securityholders in connection with the Merger a reasonable period of time prior to distribution to allow Parent and its representatives an opportunity to review such documents and literature and shall afford Parent an opportunity to comment on such documents or literature prior to distribution.  The Company shall reasonably consider and cooperate with Parent to satisfy any concerns raised by Parent.

4.5           Organizational Conflicts of Interest.  In the event any of the parties determine that an “organizational conflict of interest” as defined in the FAR exists or may exist upon consummation of the Merger or other transactions contemplated hereunder between or among the Company and Parent or any of their respective Affiliates, the parties shall work together in good faith and shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to resolve such organizational conflict in a manner agreeable to the customer and Parent.

ARTICLE V

COVENANTS OF PARENT AND MERGER SUBSIDIARY

5.1           Employee Matters.

(a)           The Parent shall take such action as may be necessary so that on and after the Effective Time, until December 31, 2006, officers and employees of the Company who remain after the Closing in the employ of the Company are either, as Parent may determine from time to time, (i) provided employee benefits, plans and programs (including, but not limited to, incentive compensation, deferred compensation, pension, life insurance, welfare, profit sharing, 401(k), severance, salary continuation and fringe benefits and excluding non-retirement equity-based compensation arrangements) which, in the aggregate, are not materially less favorable than those made available by the Company to such officers and employees immediately prior to the Effective Time or (ii) provided employee benefits, plans and programs on substantially the same basis as officers and employees of Parent and its Subsidiaries having similar responsibilities and positions.  For purposes of eligibility to participate and vesting in all benefits provided by Parent to such officers and employees, the officers and employees of the Company will be credited with their years of service with the Company and any predecessors thereof to the extent service with Parent and its Subsidiaries and any predecessors thereof is taken into account under the plans of Parent and its Subsidiaries.  Parent shall take commercially reasonable efforts to insure that the eligibility of any officer or employee of the Company to participate in any welfare benefit plan or program of Parent shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company.  All individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar plan or arrangement maintained by Parent or its Subsidiaries (or the same plan or arrangement if still maintained).  Parent shall take commercially reasonable efforts to insure that the amounts paid before the Effective Time by officers and employees of the Company under any health plans of the Company shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans of Parent.  Nothing contained in this Section 5.1(a) shall create any rights in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.  The Company expressly acknowledges that the employment of any Company employees by the Surviving Corporation, Parent or its Affiliates, as the case may be, shall be “at-will” and that the Surviving Corporation, Parent or its Affiliates, as the case may be, may terminate the employment of any of such employees at any time and for any reason or for no reason.  Notwithstanding any provision of this ARTICLE V, the parties expressly acknowledge and agree that no current employee or former employee is intended, or shall be deemed, to be a third party beneficiary or to have any rights under this ARTICLE V.

(b)           Subject to the other provisions set forth in this Section 5.1 and ARTICLE VIII, after the Effective Time and subject to Applicable Law and the terms of any Employee Benefit Plan, Parent may amend, modify or terminate any Employee Benefit Plan in existence prior to the Closing.

5.2           Access to Information.  From and after the Effective Time, Parent shall (and shall cause the Surviving Corporation and each of its other Affiliates to), during normal business hours and upon reasonable prior notice, make available and provide the Representative and its representatives (including, without limitation, counsel and independent auditors) with reasonable access to the facilities and properties of the Surviving Corporation and to all information, files, documents and records (written and computer) relating to the Surviving Corporation or its business or operations for any and all periods prior to and including the Closing Date that they may reasonably require with respect to any reasonable business purposes (including any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person and shall (and shall cause the Surviving Corporation and other Affiliates to) reasonably cooperate with the Representative and its representatives (including counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of the Representative.  Parent shall make tax, accounting, financial and other appropriate employees and officers of the Surviving Corporation reasonably available to the Representative and its representatives (including counsel and independent auditors), with regard to any reasonable business purpose, at no additional cost to Representative.  Notwithstanding the foregoing provisions of this Section 5.2, the Surviving Corporation shall not be required to grant access or furnish information to Representative or any of its representatives to the extent that (a) such information is subject to an attorney/client or attorney work product privilege and relates to this Agreement or (b) such access or the furnishing of such information is (i) prohibited by an existing Contract or (ii) to be used in a lawsuit or other proceeding against Parent or any of its Affiliates.  Notwithstanding the foregoing, the Representative shall not have access to personnel records of the Surviving Corporation relating to individual performance or evaluation records, medical histories or other information that in Parent’s good faith opinion is sensitive or the disclosure of which could subject the Surviving Corporation to risk of liability; provided, that the Securityholders shall not be prohibited from accessing such information pursuant to a valid court order.  All information provided pursuant to this Section 5.2 shall be subject to the terms and provisions of the Confidentiality Agreement.

5.3           Indemnification of Directors and Officers.

(a)           For six (6) years following the Closing Date, the Parent shall guarantee the Surviving Corporation’s obligations under the D&O Indemnification Agreements, up to an aggregate liability of One Million Dollars ($1,000,000).  Without the consent of the Representative, during the six (6) year period after the Closing Date, the Surviving Corporation shall not amend its articles of incorporation in any manner that would reduce Surviving Corporation’s obligations owed to a D&O Indemnified Person under his or her respective D&O Indemnification Agreement.

(b)           Prior to the Closing, the Company shall obtain and fully pay for one or more D&O liability “tail” insurance policies, with policy limits in an aggregate amount of not less than Four Million Dollars ($4,000,000), and each of which with the following characteristics:  (i) a policy period of at least six (6) years from the Effective Time, (ii) from insurance carriers with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, (iii) in scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time, and (iv) providing Side A, Side B and Side C coverage (the “D&O Policies”).  In addition, the Company shall obtain quotes for such D&O Policies as soon as practicable and permit the Parent to negotiate the terms and conditions of the D&O Policies in its discretion.  The D&O Policies shall acknowledge that Company shall have no liability to indemnify officers or directors of the Company for acts occurring prior to the Effective Time until the full policy limit has been exhausted.  The parties agree that the amount of any retention due under the D&O Policies shall be paid by the D&O Indemnified Persons or by the Representative out of the Representative Holdback, and that no such retention or any other amount due under or in respect of the D&O Policies shall be payable by Parent, the Surviving Corporation or any of their Affiliates.

(c)           Notwithstanding the provisions of this Section 5.3, it is acknowledged and agreed that neither Parent nor the Surviving Corporation shall be obligated to defend or provide any indemnification, including the advancement of expenses, to any former director, officer or employee of the Company after the Closing Date other than pursuant to the D&O Indemnification Agreements.

(d)           The provisions of this Section 5.3 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her representatives.

5.4           WARN Act.  For a period of ninety-one (91) days (inclusive) following the Closing Date, Parent and the Surviving Corporation shall not implement any plant closing, mass layoff or other termination of employees which, either alone or in the aggregate (with each other and/or with any plant closing, mass layoff or other termination of employees by the Company on or prior to the Closing Date), would create any obligations upon or liabilities for the Company or any Securityholder under the Worker Adjustment and Retraining Notification Act or similar Applicable Laws.

ARTICLE VI

MUTUAL COVENANTS

6.1           Investigation and Agreement by Parent and Merger Subsidiary; No Other Representations or Warranties.

(a)           Each of Parent and Merger Subsidiary acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its business and operations, and Parent and Merger Subsidiary have been furnished with or given access to such information about the Company and its business and operations as they requested and which Company has permitted.  In connection with Parent’s and Merger Subsidiary’s investigation of the Company and its business and operations, Parent, Merger Subsidiary and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information, which Company represents have been made in good faith.  Parent and Merger Subsidiary acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Parent and Merger Subsidiary are familiar with such uncertainties; and (iii) Parent and Merger Subsidiary shall make their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.

(b)           Each of Parent and Merger Subsidiary agrees that, except for the representations and warranties made by the Company that are expressly set forth in this Agreement and the other Transaction Documents, none of the Company, any Securityholder, or any of their respective Affiliates or representatives has made and shall not be deemed to have made to any of Parent, Merger Subsidiary or their respective Affiliates or representatives any representation or warranty of any kind.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Company and set forth in this Agreement and the other Transaction Documents, each of Parent and Merger Subsidiary agrees that none of the Company, any Securityholder, or any of their respective Affiliates or representatives makes or has made any representation or warranty to Parent, Merger Subsidiary or to any of their respective representatives or Affiliates with respect to:

(i)            any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates other than that such items were prepared in good faith; or

(ii)           any other information, statements or documents heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates, including the information contained in the on-line data room, with respect to the Company or the business, operations or affairs of the Company, except as expressly covered by representations and warranties made by the Company and set forth in this Agreement and the other Transaction Documents.

(c)           The Company acknowledges and agrees that, except for the representations and warranties made by Parent or Merger Subsidiary as expressly set forth in this Agreement and the other Transaction Documents, none of Parent, Merger Subsidiary or any of their respective Affiliates or representatives makes or has made to any of the Company, any Securityholder, or any of their respective Affiliates or representatives any representation or warranty of any kind.

6.2           Waiver.  Parent hereby waives, and agrees to cause the Surviving Corporation to waive, any conflicts that may arise in connection with (a) such counsel representing the Representative or the Securityholders following the Closing and (b) the communication by such counsel to the Representative or the Securityholders in connection with any such representation, any fact known to such counsel, including in connection with a dispute with Parent or the Surviving Corporation on or following the Closing.

6.3           U.S. Export Controls.  Each of the parties hereunder agrees to comply with and to take, or cause to be taken, or to assist the other party in taking prior to and subsequent to Closing, all actions necessary, proper or advisable under the U.S. Export and Import Laws and Foreign Export and Import Laws to effectuate the transactions contemplated hereby and the amendment, assumption or transfer of export control licenses, agreements and/or approvals in connection therewith (including, without limitation, those set forth on Company Disclosure Schedule Section 3.1(bb)), including (i) any notifications to the U.S. Department of State or other governmental agencies regarding the transaction contemplated hereby and the names and addresses of all parties involved, (ii) the registration of Company with the State Department, and (iii) such other actions as are necessary or appropriate.

6.4           Cooperation on Tax Matters.  The parties shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of any Tax Returns of Company or Surviving Corporation and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The parties agree to retain all books and records with respect to Tax matters pertinent to the Surviving Corporation relating to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority.  The parties further agree to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Merger and the other transactions contemplated hereunder).  The parties further agree, upon request, to provide the other parties with all information that may be required to report pursuant to Section 6043 of the Code and all treasury regulations promulgated thereunder.

6.5           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, the Merger, or the other transactions contemplated hereunder shall be paid by the party incurring such amounts; provided, that any and all Taxes arising out of the sale of the capital stock of the Company or termination of the Options as a consequence of the Merger or the exercise of dissenter’s rights by any Securityholder shall not be paid by the Surviving Corporation but shall be paid by the Securityholders when due.  The Securityholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees in connection with the sale of the capital stock of the Company or the surrender of the Options and, if required by Applicable Law, Parent and Merger Subsidiary will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE VII

CLOSING

7.1           Closing.  The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., on the date hereof, at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102, unless another date, time or place is mutually agreed to in writing by Parent and the Company.

7.2           Actions to Occur at Closing.

(a)           At the Closing, Parent and Merger Subsidiary shall deliver or pay, as the case may be, the following in accordance with the applicable provisions of this Agreement:

(i)            Closing Payments.  To the Stockholders, the Optionholders, the Escrow Agent and the other payees identified in Section 2.10, by wire transfers of immediately available funds (except with respect to Optionholders and Stockholders not requiring a wire transfer), the payments required to be made by Parent under Sections 2.10(a), 2.10(d), 2.15(a) and 2.16; and

(ii)           Escrow Agreement.  To the Representative, a counterpart of the Escrow Agreement executed by Parent and Escrow Agent.

(b)           At the Closing, the Company shall deliver to Parent the following:

(i)            Escrow Agreement.  To Parent, a counterpart of the Escrow Agreement executed by the Representative and Escrow Agent;

(ii)           Closing Capitalization Schedule.  A spreadsheet (the “Closing Capitalization Schedule”), certified by an officer of the Company, setting forth (A) each Stockholder and the number of Outstanding Common Shares, Outstanding Series A Preferred Shares and Outstanding Series B Preferred Shares held of record by each Stockholder, (B) each Optionholder, the number of shares of Common Stock issuable immediately prior to the Effective Time under the Options held by each such Optionholder, and the aggregate exercise price for all shares issuable under Options for each such Optionholder, (C) the Applicable Percentage of each Securityholder, (D) the pro rata allocation of each Common Stockholder and Optionholder pursuant to Section 2.10(f), if applicable, (E) the Series A Liquidation Preference and the Series B Liquidation Preference as of the Closing Date, (F) the amount payable to each Securityholder pursuant to Sections 2.10(a)(vi) and 2.10(a)(vii), as modified by Section 2.10(f), if applicable, (G) the address of record on the Company’s stock records for each Stockholder and (G) the address of record on the Company’s records for each Optionholder;

(iii)          Option Surrender Agreements.  Fully executed Option Surrender Agreements from Optionholders constituting ninety percent (90%) of all Optionholders and ninety percent (90%) of all outstanding Options;

(iv)          Consents.  The written Consents set forth on Company Disclosure Schedule 7.2(b);

(v)           D&O Policies.  The D&O Policies in a form reasonably acceptable to Parent;

(vi)          Stockholder Vote.  Evidence that at least ninety nine percent (99%) of the outstanding shares of capital stock of the Company shall have voted in favor of this Agreement and the Merger;

(vii)         Subsidiaries.  Evidence that the Company has no Subsidiaries, and that any former Subsidiary of Company does not contain the name of Company, Parent or any Affiliate of Parent;

(viii)        New York and Mexico Leases.  Evidence that each of the New York Lease and the Mexico Lease has been terminated;

(ix)           Opinion Letter.  An opinion of counsel of the Company in the form attached hereto as Exhibit J;

(x)            Management Consulting Agreement.  Evidence that the Management Consulting Agreement has been terminated without further liability to the Company;

(xi)           Certificate.  A certificate by the Secretary or any Assistant Secretary of the Company, dated the Closing Date, as to (A) the good standing of the Company in the State of Delaware and in each other jurisdiction where it is qualified to do business and (B) no amendments to its Certificate of Incorporation or bylaws;

(xii)          Minute Books.  The organizational record books, minute books and corporate seal of the Company;

(xiii)         Severance Agreement Amendment.  An amendment to the Severance Agreement, executed by Leonard Gilmore and Company, in form and substance acceptable to Parent;

(xiv)        Mexican Indemnification.  Evidence that the transferee of any former Subsidiary of Company has indemnified Company for all losses arising from or related to such former subsidiary; and

(xv)         Other Documents.  All other documents required to be entered into by the Representative or the Company pursuant to this Agreement or reasonably requested by Parent to effect the Merger and the other transactions contemplated hereunder.

(c)           Pursuant to Section 2.2, the Company and Parent shall cause the Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware.

ARTICLE VIII

INDEMNIFICATION

8.1                                 Survival of Representations, Warranties and Agreements.

(a)                                  The representations and warranties of the Company, Parent and Merger Subsidiary set forth in this Agreement, the other Transaction Documents, and in any certificate delivered in connection with this Agreement or any of the other Transaction Documents, the right of an Indemnified Person to assert any claim for indemnification pursuant to this ARTICLE VIII, and the covenants and other agreements that, by their terms, are to be performed at or prior to the Closing Date shall survive the Closing through the date that is eighteen (18) months after the Closing Date (the “Expiration Date”); provided, that if written notice is properly given under this ARTICLE VIII with respect to any alleged breach or any reasonably anticipated breach of a representation, warranty or covenant to which a party is entitled to be indemnified hereunder on or prior to the Expiration Date, such representation, warranty or covenant shall continue to survive (with respect to the subject matter of such written notice only) until the applicable claim is finally resolved.  The covenants and other agreements of the Company, Parent and Merger Subsidiary set forth in this Agreement and in the other Transaction Documents that are to have effect after the Closing Date shall survive the Effective Time until fully performed.

(b)                                 Notwithstanding the provisions of Section 8.1(a), the representations and warranties contained in Sections 3.1(a) (Good Standing and Other Matters), 3.1(b) (Capitalization of the Company), 3.1(c) (Options), and 3.1(d) (Authority) (collectively, the “Fundamental Representations”) shall survive indefinitely.

8.2                                 Indemnification of the Parent Indemnified Persons.  Subject to the limitations on recourse and recovery set forth in this ARTICLE VIII and Applicable Laws, from and after the Closing, the Securityholders, jointly and severally to the extent of the Escrow Amount, acting through the Representative, and severally and not jointly thereafter, and except as provided in Section 8.4(d)(i) or Section 8.8 solely from the Escrow Amount, shall indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Losses imposed upon or incurred by any Parent Indemnified Person after the Closing, in connection with, arising out of or resulting from:

(a)                                  the inaccuracy or breach of any representation or warranty made by the Company or the Representative in this Agreement, in any other Transaction Document, or in any certificate delivered by or on behalf of the Company or the Representative to Parent or Merger Subsidiary in connection with this Agreement or any other Transaction Document;

(b)                                 any nonfulfillment or breach of any covenant or agreement:

(i)                                     made by Representative under this Agreement or any other Transaction Document; or

(ii)                                  made by the Company under this Agreement or any other Transaction Document and which was required to be performed prior to the Effective Time;

(c)                                  any fraud or willful misconduct of (i) the Company prior to the Effective Time or (ii) the Representative at any time;

(d)                                 any criminal liabilities arising out of acts or omissions of the Company prior to the Effective Time;

(e)                                  the operations of Company or any of its Affiliates in Mexico or the Mexican Lawsuits to the extent such Losses exceed reserves thereof on the Closing Balance Sheet;

(f)                                    any indemnification liabilities of the Company to its officers and directors related to a period of time prior to the Effective Time;

(g)                                 the termination of the Stock Option Plans and every other agreement pursuant to which any Option was issued and the cancellation of the Options;

(h)                                 any Company Transaction Costs that are not paid prior to Closing or taken into account in the determination of the Final Working Capital amount; and

(i)                                     the Sales and Use Taxes (including the costs of preparing and submitting any voluntary compliance program or similar filings).

The Losses of the Parent Indemnified Persons described in this Section 8.2 as to which the Parent Indemnified Persons are entitled to indemnification are hereinafter collectively referred to as the “Parent Indemnification Claims”.

8.3                                 Indemnification of the Securityholder Indemnified Persons.  Subject to the limitations on recourse and recovery set forth in this ARTICLE VIII and Applicable Laws, from and after the Closing, Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless the Securityholder Indemnified Persons from and against any and all Losses imposed upon or incurred by any Securityholder Indemnified Person in connection with, arising out of or resulting from:

(a)                                  the inaccuracy or breach of any representation or warranty made by Parent or Merger Subsidiary in this Agreement, in any other Transaction Document, or in any certificate delivered by or on behalf of Parent or Merger Subsidiary to the Company or for the benefit of the Securityholders or the Representative in connection with this Agreement or any other Transaction Document;

(b)                                 any nonfulfillment or breach of any covenant or agreement:

(i)                                     made by Parent or Merger Subsidiary under this Agreement or any other Transaction Document; or

(ii)                                  made by the Surviving Corporation under this Agreement or any other Transaction Document and which is required to be performed after the Effective Time; and

(c)                                  any fraud or willful misconduct of (i) the Surviving Corporation after the Effective Time or (ii) the Parent or Merger Subsidiary at any time.

The Losses of the Securityholder Indemnified Persons described in this Section 8.3 as to which the Securityholder Indemnified Persons are entitled to indemnification are hereinafter collectively referred to as “Securityholder Indemnification Claims”.

8.4                                 Limitations.

(a)                                  Minimum Loss.  Except as provided in Section 8.8, the Parent Indemnified Persons shall not be entitled to be indemnified for Losses pursuant to Section 8.2 unless and until the aggregate amount of all such Losses exceeds Three Hundred Thousand Dollars ($300,000) (the “Minimum Loss”) and otherwise satisfy all other requirements under this Section 8.4.  After the Minimum Loss is exceeded, Parent Indemnified Persons shall be entitled to be paid the entire amount of any Losses pursuant to Section 8.2 in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Agreement.

(b)                                 Minimum Claim.  Except as provided in Section 8.8, any Loss from an event, a legal action or a series of similar or related events or actions which is less than Five Thousand Dollars ($5,000), after aggregating such Loss with all Losses of a similar nature (i.e., understated accounts payable) shall be excluded from Losses entitled to indemnification under this ARTICLE VIII.

(c)                                  Limitation as to Time.  Except as provided in Section 8.8, no Indemnifying Person shall be liable for any Losses that are indemnifiable under Section 8.2 or Section 8.3 unless a written claim for indemnification under this Agreement is delivered by the Indemnified Person to the Indemnifying Person (or if any Securityholder is the Indemnifying Person, the Representative), with respect thereto on or prior to the Expiration Date.  Pursuant to Section 8.1, if written notice is properly given under this ARTICLE VIII with respect to any alleged or reasonably anticipated breach of a representation, warranty or covenant to which a party is entitled to be indemnified hereunder on or prior to the Expiration Date, such representation, warranty or covenant shall continue to survive (with respect to the subject matter of such written notice only) until the applicable claim is finally resolved.

(d)                                 Sole and Exclusive Remedy; Indemnity Cap; Primary Recourse Against Escrowed Funds.

(i)                                     Each of Parent, Merger Subsidiary and the Representative (on behalf of the Securityholders) acknowledges and agrees that, after the Closing, notwithstanding any other provision of this Agreement to the contrary other than as provided in this Section 8.4(d) or Section 8.8, the sole and exclusive remedy of the Parent Indemnified Persons and the Securityholder Indemnified Persons with respect to claims for Losses or otherwise, including those set forth in Sections 8.2 and 8.3, in connection with, arising out of or resulting from the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be in accordance with, and limited solely to indemnification under, the provisions of this ARTICLE VIII and, with respect to Parent Indemnified Claims, may only be satisfied out of funds in  the Escrow Account; provided, that nothing in this Agreement shall limit the ability of any Indemnified Person to seek damages against any other Person for such Person’s actual fraud; provided, further, that nothing in this Agreement shall limit the ability of Parent or the Surviving Corporation to seek damages against any Securityholder for a breach of any covenant, agreement, representation or warranty made by such Securityholder in any Transaction Document including a Letter of Transmittal or Option Surrender Agreement (other than solely in his or her capacity as an officer, director or representative of the Company).

(ii)                                  Except as otherwise provided in Section 8.4(d)(i) or Section 8.8, no Securityholder or other Securityholder Indemnified Person shall have any liability to the Parent Indemnified Persons in connection with this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, other than such Securityholder’s pro rata share of the Escrow Amount, which shall be available to satisfy Losses of Parent Indemnified Persons subject to and in accordance with the terms of this Agreement.

(e)                                  Sales and Use Taxes.  The Parent Indemnified Persons shall not be entitled to be indemnified for Losses pursuant to Section 8.2(i), and such Losses shall not be included when calculating the Minimum Loss, unless and until the aggregate amount of all such Losses exceeds One Million Two Hundred Thirty Eight Thousand Dollars ($1,238,000) (the “Sales/Use Tax Minimum Loss”).  After the Sales/Use Tax Minimum Loss is exceeded, Parent Indemnified Persons shall be entitled to be paid the entire amount of any Losses pursuant to Section 8.2(i) in excess of (but not including) the Sales/Use Tax Minimum Loss, subject to the applicable limitations on recovery and recourse set forth in this Agreement.

(f)                                    Characterization of Payments.  For all income Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the consideration payable to the Securityholders pursuant to ARTICLE II unless a final and nonappealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise; provided, that the Indemnifying Person’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) will be obtained by the Indemnified Person who seeks to accept, via a settlement or compromise with any such Governmental Authority, a position that is contrary to treatment of an indemnity payment as an adjustment to the Merger consideration payable to the Securityholders pursuant to ARTICLE II.

8.5                                 Third-Party Claims.

(a)                                  Promptly after receipt by any Indemnified Person of notice of the commencement or assertion of any action, proceeding, demand, claim or investigation by a third party (including any Governmental Authority) or circumstances which, with the lapse of time, such Indemnified Person believes is likely to give rise to an action, proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a Loss, such Indemnified Person shall give written notice thereof (the “Claims Notice”) to the Representative (if the Securityholders are the Indemnifying Persons) or the Parent (if the Parent and the Surviving Corporation are the Indemnifying Persons).  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered.  Subject to the limitations set forth in Sections 8.1 and

8.4, the failure of the Indemnified Person to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Person with respect to such claim.

(b)                                 The Indemnifying Person shall be, subject to the limitations set forth in this Section 8.5, entitled to assume control of and appoint lead counsel for such defense; provided, that the Indemnifying Persons shall not have the right to assume control of the defense of any Asserted Liability (i) to the extent that the object of such Asserted Liability is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Person which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Person, (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Persons and the Indemnifying Persons and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Persons) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Indemnifying Persons, or (iii) if such action or proceeding involves, or could reasonably be expected to have an effect on, matters in an amount that is more than two hundred percent (200%) of the scope of the indemnification obligation of the Indemnifying Persons; provided, further, that to exercise such rights the Indemnifying Person must give notice to the Indemnified Person within thirty (30) days after receipt of any such Claims Notice whether it is assuming control of and appointing lead counsel for such defense.  If the Indemnifying Person does not give such notice within such thirty (30)-day period, then the Indemnified Person shall have the right to assume control of the defense thereof at the cost and expense of the Indemnifying Person, subject to the limitations of liability and other limits set forth in Section 8.4.

(c)                                  If the Indemnifying Person shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Section 8.5, (i) the Indemnifying Person shall obtain the prior written consent of the Indemnified Person (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement (A) does not unconditionally release the Indemnified Person from all liabilities and obligations with respect to such Asserted Liability, (B) contains any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Person, or (C) the settlement imposes injunctive or other equitable relief against the Indemnified Person and (ii) the Indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.  The fees, costs and expenses of any such separate counsel to the Indemnified Person pursuant to this Section 8.5 shall be paid by the Indemnified Person; provided, that the Indemnifying Person shall pay the fees, costs and expenses of such counsel if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Person in connection with the defense of such Asserted Liability or (ii) the Indemnified Person’s legal counsel shall have advised the Indemnifying Person in writing, with a copy delivered to the Indemnifying Person, that a conflict of interest exists that would make it inappropriate under applicable standards of professional conduct to have common counsel, subject to the limitations of liability and other limits set forth in Section 8.4.

(d)                                 If the Indemnified Person shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Section 8.5, (i) the Indemnified Person shall obtain the prior written consent of the Indemnifying Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability and (ii) the Indemnifying Person shall be entitled to participate, at its cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(e)                                  Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Asserted Liability and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

(f)                                    To the extent the Representative or the Securityholders are obligated to pay such fees, costs and expenses, the fees, costs and expenses of the Representative’s legal counsel, any and experts (including expert witnesses), consultants and other representatives engaged by it in connection with (i) the Representative’s assumption of the defense of an Asserted Liability pursuant to this Section 8.5, or (ii) the Representative’s participation in the defense of an Asserted Liability pursuant to this Section 8.5, in each case, shall be unlimited and shall be paid out of the Representative Holdback.  The cost and expense of the Indemnified Person, if any, that the Representative becomes obligated to pay pursuant to the last sentence of Section 8.5(b) shall be paid out of the Escrow Amount.  The fees, costs and expenses of separate counsel to any Parent Indemnified Person, if any, that the Representative becomes obligated to pay pursuant to the last sentence of Section 8.5(c) shall be paid out of the Escrow Amount.

8.6                                 Direct Claims.  In any case in which an Indemnified Person seeks indemnification hereunder which is not subject to Section 8.5 because no Asserted Liability is involved (a “direct action”), the Indemnified Person shall notify the Indemnifying Person (or if any Securityholder is the Indemnifying Person, the Representative) in writing of any Losses that such Indemnified Person claims are subject to indemnification under the terms hereof.  Subject to the limitations set forth in Sections 8.1 and 8.4, the failure of the Indemnified Person to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Person with respect to such claim.

8.7                                 Other Claims; Mitigation.  In connection with any Losses for which an Indemnified Person may seek indemnification under this ARTICLE VIII, such Indemnified Person shall use its commercially reasonable efforts to seek and pursue any available insurance coverage against third parties that such Indemnified Person may have in respect of such Losses.  The fact that a Loss may be covered by insurance or that an insurance claim has been filed with respect to a Loss shall not reduce the amount of such Loss unless and until any insurance proceeds are actually received by the Indemnified Person, in which case the amount of such proceeds (less any deductibles, increased costs of insurance coverage and the related reasonable out of pocket fees and expenses incurred by such Indemnified Person in recovering such amounts), shall not be included in Losses that such Indemnified Person may recover under this ARTICLE VIII.  If the Indemnified Person receives any such excluded amounts subsequent to an indemnification payment by the Indemnifying Person in respect of such Losses, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such Indemnifying Person in connection with providing such indemnification payment up to the above amounts so received by the Indemnified Person; provided, however, that if the Indemnified Person is a Parent Indemnified Person  then (a) the reimbursement payment otherwise payable to the Indemnifying Person shall be paid into the Escrow Account until the date that is eighteen (18) months after the Closing Date and (b) thereafter, the applicable Parent Indemnified Person may offset against such reimbursement payment to the extent that any unsatisfied indemnifiable Losses would have been payable from the Escrow Amount had such reimbursement payment amount been in the Escrow Account at the time such Parent Indemnified Person became entitled to indemnification for such Losses.  Each Indemnified Person shall take commercially reasonable efforts to mitigate any of its Losses (including, to the extent consistent with sound business judgment, pursuing claims against third parties and incurring reasonable costs) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided, that such Person shall not be required to take such efforts if they would be detrimental in any material respect to such Person and no Parent Indemnified Person shall be required to initiate litigation against any current customer of the Surviving Corporation, but instead such Parent Indemnified Person shall enter into an agreement subrogating its rights in such lawsuit to the Representative (on behalf of the Securityholders).  Parent and the Company (or Representative, as the case may be) shall cooperate with each other with respect to resolving any claim or liability with respect to which one Person is obligated to indemnify another Person hereunder, including by taking commercially reasonable efforts to mitigate or resolve any such claim or liability; provided, that such Person shall not be required to take such efforts if they would be detrimental in any material respect to such Person.

8.8                                 Exceptions for Fundamental Representations, Fraud and Tax Claims; Joint Liability of Eos Securityholders.

(a)                                  Notwithstanding the other provisions of this ARTICLE VIII, in addition to the Escrow Amount, each Securityholder shall be severally liable for its pro rata portion (calculated by dividing the Aggregate Cash Payments paid to a Securityholder by the Aggregate Cash Payments paid to all Securityholders) of (i) any indemnification claims made pursuant to Section 8.2(a) related to the inaccuracy or breach of any Fundamental Representation or (ii) any indemnification claims made pursuant to Section 8.2(c).  Parent is entitled to recover any such claim by setting off and retaining any amounts due or to become due from the Parent to such Securityholder or the Representative, as applicable.

(b)                                 Notwithstanding the other provisions of this ARTICLE VIII, a claim for indemnification described in Section 8.8(a) may be made at any time.

(c)                                  The provisions of Section 8.4(a) and Section 8.4(b) shall not apply to any indemnification claims made pursuant to (i) Sections 8.2(b), 8.2(c), 8.2(e), 8.2(h) or 8.2(i) or (ii) Section 8.2(a) related to the inaccuracy or breach of a representation or warranty contained in any of the Fundamental Representations or Section 3.1(l) (Taxes), Sections 3.1(n)(i) to 3.1(n)(xvii) (ERISA Compliance; Labor), Section 3.1(z) (Ethical Practices) or Section 3.1(bb) (Export Control Laws).

(d)                                 The provisions of Section 8.4(a) shall not apply to any indemnification claims made pursuant to Sections 8.2(d), 8.2(f) or 8.2(g).

(e)                                  Each Eos Securityholder shall be jointly and severally liable with each other Eos Securityholder for any indemnification claims made against an Eos Securityholder under this ARTICLE VIII.

ARTICLE IX

GENERAL PROVISIONS

9.1                                 Reasonable Efforts; Further Assurances.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, all parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including (i) the obtaining of all Consents of, and the making of all registrations, declarations and filings with, Governmental Authorities and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement and the other Transaction Documents.  In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Authority necessary to be obtained prior to Closing.

(b)                                 At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm or record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

9.2                                 Amendment and Modification.  This Agreement may only be amended by a writing signed by the parties hereto, provided, that no amendment shall be made which by Applicable Law requires further approval by a party’s stockholders without such further approval.

9.3                                 Waiver of Compliance.  Any failure of Parent or the Surviving Corporation, on the one hand, or the Company (prior to Closing) or the Representative, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including, if such waiver is after the Closing, the third party beneficiaries set forth in Section 9.6), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.  The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

9.4                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

9.5                                 Expenses and Obligations.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses and the Securityholders will pay their own fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereunder, including the fees, costs and expenses of their respective financial advisors, accountants and counsel.

9.6                                 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns.  Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as expressly set forth herein.  Notwithstanding the foregoing, from and after the Closing, each of ARTICLE II, Section 3.2(g), ARTICLE VIII, this ARTICLE IX and ARTICLE X are made for the benefit of the Securityholder Indemnified Persons, acting through the Representative.  From and after the Closing, the Representative shall be entitled to enforce such provisions and to avail itself of the benefits of any remedy for any breach of such provisions for the benefit of the Securityholder Indemnified Persons.

9.7                                 Notices.  All notices and other communications hereunder shall be in writing signed by or on behalf of the party making same and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  If to Parent, to:

AAI Corporation
124 Industry Lane
Hunt Valley, Maryland 21030-0126
Attention:                                         Jonathan Greenberg, Vice President and General Counsel

Facsimile:                                         (410) 683-6498

with copies to:

Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia  22102
Attention:                                      William J. Mutryn, Esq.

Facsimile:                                         (703) 720-8610

(b)                                 If to the Company, to:

Symtx, Inc.
4401 Friedrich Lane, Building 2
Austin, Texas  78744
Attention:                                         Leonard Gilmore

Facsimile:                                         (512) 328-7778

with a copy to:

Vinson & Elkins L.L.P.
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas  78746
Attention:                                         Kyle K. Fox, Esq.

Facsimile:                                         (512) 236-3340

(c)                                  If to the Representative (on behalf of the Securityholders), to:

Eos Symtx Sellers’ Representative, LLC
c/o Eos Management, Inc.
320 Park Avenue
New York, New York 10022
Attention:                                         Mark First

Facsimile:                                         (212) 832-5815

with a copy to:

Nixon Peabody LLP
437 Madison Avenue
New York, New York 10022
Attention:                                         Dominick DeChiara, Esq.

Facsimile:                                         (866) 402-0836

and to:

Vinson & Elkins L.L.P.
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas  78746
Attention:                                         Kyle K. Fox, Esq.

Facsimile:                                         (512) 236-3340

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one (1) Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

9.8                                 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9                                 Time.  Time is of the essence in each and every provision of this Agreement.

9.10                           Entire Agreement.  This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement.  There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the other Transaction Documents and the Confidentiality Agreement.  The provisions of the Confidentiality Agreement shall continue in full force and effect during the term of this Agreement and shall survive any termination of this Agreement.

9.11                           Public Announcements.  From and after the Closing, the parties shall consult with each other prior to making any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Representative, except that Parent may make any disclosure required by Applicable Law (including federal securities laws) if it determines in good faith that it is required to do so.

9.12                           Attorneys’ Fees.  In any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

9.13                           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise made except with the prior written consent of the other parties to this Agreement; provided, that Parent shall, without the obligation to obtain the prior written consent of the other parties hereto, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any one or more Affiliates of Parent or in connection with the sale of all or any substantial portion of the assets of Parent or one or more Affiliates of Parent as long as Parent remains liable for all of its obligations hereunder.  Any assignment in violation of the foregoing shall be null and void.

9.14                           Rules of Construction.

(a)                                  Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

(b)                                 The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Company, Parent or the Stockholders, as the case may be.  The titles, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The Disclosure Schedules are arranged in sections corresponding to those contained in Section 3.1 and Section 3.2, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to another representation or warranty only to the extent that the relevance of such item to such representation or warranty is clearly and reasonably apparent on the face of such item, or there is an appropriate cross reference thereto.

(c)                                  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)                                 All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such

Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to Dallas, Texas time.

(e)                                  Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Merger consideration or any component thereof or calculation relating thereto, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement.  The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Agreement shall control.

9.15                           Securityholder Liability.  Except to the extent that a Securityholder is an express signatory thereto, and except for the indemnification obligations set forth in (and as limited by) ARTICLE VIII, no Securityholder shall have any liability or obligation to Parent of any nature whatsoever in connection with or under this Agreement.  With respect to each Securityholder (other than a D&O Indemnified Person) that fully releases the Company pursuant to a valid Letter of Transmittal or Option Surrender Agreement for all claims arising prior to the Effective Time, the Company shall, as of the Effective Time, release each such Securityholder from any and all claims and agrees not to bring or threaten to bring or otherwise join in any claim against such Securityholder, relating to, arising out of or in connection with any facts or circumstances relating to the Company which existed prior to the Effective Time; provided, that the foregoing shall not apply to any claim (a) under this Agreement or any other Transaction Document, (b) any lost stock or lost note affidavit, (c) arising from any act or omission by such Securityholder prior to the Effective Time that constitutes fraud or criminal activity, (d) related to occurrences after the Closing Date, (e) under any confidentiality agreement, invention assignment agreement, noncompetition agreement or similar agreement to which such Securityholder is a party or by which such Securityholder is bound, and (f) to the extent the release of such claim would adversely affect the ability of Surviving Corporation or its successors and assigns to recover any insurance proceeds or damages from any other Person.

9.16                           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

9.17                           Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.18                           Consent to Jurisdiction; Venue.

(a)                                  The parties hereto submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereunder, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Delaware court or, to the extent permitted by law, in such Federal court.  The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.  The parties and Securityholders hereby consent to and grant any such court jurisdiction over the person of such Persons and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

ARTICLE X

THE REPRESENTATIVE

10.1                           Authorization of the Representative.  The Representative hereby is appointed, authorized and empowered to act as the sole and exclusive agent of the Securityholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Securityholders under this Agreement and the Escrow Agreement, for the purposes and with the powers and authority hereinafter set forth in this ARTICLE X and in the Escrow Agreement, which shall include the full power and authority:

(a)                                  to execute and deliver the Escrow Agreement (with such modifications or changes thereto as to which the Representative, in its reasonable discretion, shall have consented to) and to agree to such amendments or modifications thereto as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the matters set forth herein or therein;

(b)                                 to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents;

(c)                                  as the Representative of the Securityholders, to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other Transaction Document and, in connection therewith, to (i) resolve all questions, disputes, conflicts and controversies concerning (A) the determination of any amounts pursuant to ARTICLE II and (B) Indemnification Claims pursuant to ARTICLE VIII; (ii) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Securityholders in connection with ARTICLE II and ARTICLE VIII and the Escrow Agreement as the Representative, in its reasonable discretion, deems to be in the best interest of the Securityholders; (iii) assert or institute any claim, action, proceeding or investigation; (iv) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, or any other Person, against the Representative and/or the Escrow Amount, and receive process on behalf of any or all Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all Securityholders with respect to any such claim, action, proceeding or investigation; (v) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (vi) settle or compromise any claims asserted under ARTICLE II or ARTICLE VIII or under the Escrow Agreement; (vii) assume, on behalf of all Securityholders, the defense of any claim that is the basis of any claim asserted under ARTICLE II or ARTICLE VIII or under the Escrow Agreement; and (viii) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the

Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take any such action;

(d)                                 to enforce payment from the Escrow Amount and of any other amounts payable to the Securityholders, in each case on behalf of the Securityholders, in the name of the Representative;

(e)                                  to authorize and cause to be paid out of the Escrow Amount the full amount of any Parent Indemnification Claims in favor of any Parent Indemnified Person pursuant to ARTICLE VIII and also any other amounts to be paid out of the Escrow Amount pursuant to this Agreement and the Escrow Agreement;

(f)                                    to receive and cause to be paid to the Securityholders in accordance with ARTICLE II any Escrow Distributions received by the Representative;

(g)                                 to pay out of the Representative Holdback any retention due under or in respect of the D&O Policies;

(h)                                 to waive or refrain from enforcing any right of any Securityholders and/or of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or another Transaction Document; and

(i)                                     to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (h) above and the transactions contemplated by this Agreement, the Escrow Agreement and the other Transaction Documents.

Parent, the Surviving Corporation and their Subsidiaries shall be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of the Securityholders.  Neither Parent nor the Surviving Corporation (a) need be concerned with the authority of the Representative to act on behalf of all Securityholders hereunder, or (b) shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (a) the Representative may not enter into or grant any amendments or modifications described in Section 10.1(a) or waivers or consents described in Section 10.1(b) unless such amendments, modifications, waivers or consents shall affect each Securityholder similarly and to the same relative extent, and (b) any such amendment, modification, waiver or consent that does not affect any Securityholder similarly and to the same relative extent as it affects other Securityholders must be executed by such Securityholder to be binding on such Securityholder.

The grant of authority provided for in this Section 10.1 (a) is coupled with an interest and is being granted, in part, as an inducement to the Company, Merger Subsidiary and

Parent to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto, and (b) shall survive any distribution from the Escrow Account.

Each Securityholder hereby appoints Representative as such Person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in such Person’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement and the Escrow Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the Merger and this Agreement as fully to all intents and purposes as such Person might or could do in person.  The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Securityholder shall not terminate such appointment or the authority and agency of the Representative.  The power of attorney granted in this Section 10.1 is coupled with an interest and is irrevocable.

10.2                           Compensation; Exculpation; Indemnity.

(a)                                  The Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder (other than as set forth in Section 10.2(e)).

(b)                                 In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Securityholders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreement or any other Transaction Document, except to the extent caused by the Representative’s gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Securityholder except to the extent caused by the Representative’s gross negligence or willful misconduct.  Except as set forth in the previous sentence, notwithstanding anything to the contrary contained herein, the Representative, in its role as Representative, shall have no liability whatsoever to any Securityholder.

(c)                                  Each Securityholder entering into a Representative’s Agreement with the Representative, severally, shall indemnify the Representative up to, but not exceeding, an amount equal to the aggregate portion of the amounts received by such Person under ARTICLE II of this Agreement, which indemnification shall be paid by such Securityholders pro rata in accordance with the portion of the aggregate amounts received by such Person under ARTICLE II of this Agreement, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, under the Escrow Agreement or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’

and other experts’ fees and the amount of any judgment against the Representative that arise from the Representative’s gross negligence or willful misconduct, including the willful breach of this Agreement or the Escrow Agreement.  The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof.  In the event of any indemnification under this Section 10.2(c), each Securityholder shall promptly deliver to the Representative full payment of his, her or its ratable share of such indemnification claim.

(d)                                 All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement.

(e)                                  The Representative shall, from time to time, be entitled to retain and receive out of the Representative Holdback such amounts as may be necessary to reimburse the Representative for all reasonable out-of-pocket fees and expenses incurred by the Representative in the exercise of its rights or the performance of its duties hereunder.  If the Representative receives any Escrow Distributions or Final Adjustment Surplus, the Representative may, in its sole discretion, retain all or any portion of such amounts as a fund, and to invest such retained portion for the benefit of the Securityholders, for the payment of (i) expenses (including legal, accounting, engineering and other professional fees and expenses) to be paid by the Securityholders or the Representative in connection with the transactions contemplated by this Agreement, (ii) any other expenses (including legal, accounting, engineering and other professional fees and expenses) incurred by the Representative on or after the Closing Date with respect to any post-Closing matters (including any negotiations or disputes with respect to the Closing Adjustment Amount, the payments arising out of Section 2.12 or any indemnification claims or related expenses) in connection with the Transaction Documents or the transactions contemplated hereby, or (iii) for any other reasonable purposes in connection with this Agreement and the Transaction Documents as the Representative shall determine in its sole discretion.  All amounts so retained by the Representative shall be released and distributed to the Securityholders when the Representative reasonably determines that such amounts are no longer necessary for the above stated purposes.  All distributions by the Representative of Escrow Distributions or Final Adjustment Surplus shall be allocated to each Securityholder in accordance with such Securityholder’s Applicable Percentage or, if applicable, in accordance with Section 2.10(f).

(f)                                    Upon the resignation of Eos Symtx Sellers’ Representative, LLC (or any successor thereto) as Representative, the Securityholders who have entered into a Representative’s Agreement with the Representative shall select a new Representative in accordance with the terms of such Representative’s Agreement.  Each time a new Representative is appointed pursuant to this Agreement, such Person shall accept such position in writing and shall be deemed for all purposes of this Agreement and the other Transaction Documents as the “Representative.”

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Subsidiary, the Company and the Representative have caused this Agreement to be signed, all as of the date first written above.

THE COMPANY:

SYMTX, INC.

By:	/s/ Len Gilmore
Name:	Len Gilmore
Title:	President and CEO

PARENT:

AAI CORPORATION

By:	/s/ Frederick M. Strader
Name:	Frederick M. Strader
Title:	President and CEO

MERGER SUBSIDIARY:

SYMTX MERGER SUBSIDIARY, INC.

By:	/s/ Frederick M. Strader
Name:	Frederick M. Strader
Title:	President

EOS SYMTX SELLERS’ REPRESENTATIVE,
LLC, solely in its capacity as the Representative

By:	EOS Management, Inc., its sole member

By:	/s/ Brian D. Young
Name:	Brian D. Young
Title:	Chairman

SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

EXHIBIT A

FORM OF ESCROW AGREEMENT

[See Attached]

EXHIBIT B

FORM OF CERTIFICATE OF MERGER

[See Attached]

EXHIBIT C

FORM OF CERTIFICATE OF INCORPORATION

[See Attached]

EXHIBIT D

FORM OF BYLAWS

[See Attached]

EXHIBIT E

FORM OF LETTER OF TRANSMITTAL

[See Attached]

EXHIBIT F

FORM OF OPTION SURRENDER AGREEMENT

[See Attached]

EXHIBIT G

FORM OF STOCKHOLDER WRITTEN CONSENT

[See Attached]

EXHIBIT H

FORM OF MUTUAL RELEASE

[See Attached]

EXHIBIT I

FORM OF NONCOMPETITION AGREEMENT

[See Attached]

EXHIBIT J

FORM OF OPINION OF COUNSEL TO THE COMPANY

[See Attached]

EXHIBIT K

LIST OF MATERIAL ACTIONS

(a)                                  fail to act in the ordinary course of business and consistent with past practices of the Company to (i) preserve substantially intact the Company’s present business organization and (ii) preserve its present relationships with customers, suppliers and others having business dealings with it;

(b)                                 fail to use commercially reasonable efforts to maintain the material tangible assets of the Company in their current physical condition, except for ordinary wear and tear;

(c)                                  amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract or Government Contract (other than an amendment, termination or non-renewal in the ordinary course of business and consistent with past practices of the Company involving (i) a Government Contract in an amount less than One Hundred Thousand Dollars ($100,000) or (ii) a Contract that is a Material Contract solely because it is an Expenditure Material Contract in an amount less than One Hundred Thousand Dollars ($100,000));

(d)                                 merge or consolidate with or into any other Person, dissolve or liquidate;

(e)                                  except in the ordinary course of business and consistent with past practices of the Company or as required by the terms and provisions of written contracts between the Company and an employee thereof as in existence on the date of this Agreement, (i) adopt or amend any Employee Benefit Plan or (ii) increase in any manner the aggregate compensation or fringe benefits of any officer, director, employee or consultant of the Company;

(f)                                    acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets), lease, sell or dispose of any assets, except (i) in the ordinary course of business and consistent with past practices of the Company or (ii) capital expenditures that may be made by Company pursuant to (s) below;

(g)                                 take any action to mortgage, pledge or subject to any Lien any of its assets;

(h)                                 except as required by GAAP or by Applicable Law, change any of the accounting principles or practices used by the Company;

(i)                                     pay, settle, discharge or satisfy any claims, liabilities, lawsuits or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices of the Company, other than with respect to the New York Lease and the Mexico Lease to the extent there are no obligations of the Company after the Closing with respect to such settlements;

(j)                                     (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of, any of its capital stock or other securities, (ii) adjust, split, combine, or reclassify any of its capital stock or other securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other voting securities, or effect a recapitalization or (iii) except as required in the Amended and Restated Stockholders Agreement, dated December 30, 2002, by and among the Company and certain stockholders named therein, or in the case of an employee whose employment has terminated, purchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any Options;

(k)                                  except for the issuance of shares of capital stock of the Company issuable upon the exercise of any Options or other rights set forth on Company Disclosure Schedule 3.1(b), or upon the conversion of shares of Preferred Stock outstanding on the date of this Agreement, issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock or securities (including stock options) of any class or any securities convertible into or exercisable or exchangeable for shares of capital stock or securities of any class (except for the issuance of stock certificates in replacement of lost certificates in accordance with the Company by-laws if reasonable indemnity is given by the holder thereof);

(l)                                     change or amend its Certificate of Incorporation or bylaws;

(m)                               except under the Loan Agreements in the ordinary course of business and consistent with past practices of the Company, incur or assume any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course of business);

(n)                                 make any loans, advances or capital contributions to, or investments in, any Person (other than advances to directors, officers and employees in the ordinary course of business and consistent with past practices of the Company), or forgive or discharge in whole or in part any outstanding loans or advances;

(o)                                 make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting, make any new Tax election or adopt any new Tax method of accounting, settle any claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or file any Tax refund claim or amended Tax Return;

(p)                                 fail to timely pay any Taxes or Debt when due;

(q)                                 enter into any Contract that would be a Material Contract (other than a Government Contract having a value less than One Hundred Thousand Dollars ($100,000) or an Expenditure Material Contract having a value less than One Hundred Thousand Dollars ($100,000));

(r)                                    except as required by the Agreement, enter into any employment, severance or consulting Contract with any officer, director, employee or consultant;

(s)                                  except for capital expenditures made in accordance with the Company’s 2006 budget that has been previously delivered to and approved by Parent, make any capital expenditures in excess of Five Thousand Dollars ($5,000) in the aggregate;

(t)                                    license, sell or otherwise dispose of any Company IP, other than licenses with customers and end-users in the ordinary course of business, or acquire any Intellectual Property (or any license thereto) from any third party (other than licenses of software generally available to the public) other than in the ordinary course of business;

(u)                                 (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills) or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(v)                                 accelerate the vesting of any options, restricted stock, stock appreciation rights or similar rights except in conformity with the applicable Stock Option Plan;

(w)                               create any Subsidiary;

(x)                                   except in the ordinary course of business consistent with past practice, default or suffer to exist any event or condition, which with notice or lapse of time or both, would constitute a default under any Contract, including any Government Contract;

(y)                                 make any Government Bid, or a series of related Government Bids, with a value in excess of One Hundred Thousand Dollars ($100,000);

(z)                                   accelerate, beyond the normal collection cycle, collection of any accounts receivable;

(aa)                            revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or as required by changes in GAAP;

(bb)                          enter a new line of business;

(cc)                            pay, discharge or satisfy any liability arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities expressly provided for herein; or

(dd)                          authorize any of, or commit or agree to take any of, the foregoing actions.